Exhibit 2
EXECUTION COPY
Securities Purchase Agreement
by and between
Distributed Energy Systems Corp.
and
Perseus Partners VII, L.P.
May 10, 2007

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Schedule I	List of Defined Terms
Schedule 1.3	Wire Transfer Account
Schedule 2.2(h)	Third Party Consents

EXHIBIT A	Form of Senior Secured Note
EXHIBIT B	Form of Senior Secured Convertible Note
EXHIBIT C	Form of Initial Investment Warrant
EXHIBIT D	Form of Subsequent Investment Warrant
EXHIBIT E	Form of Guaranty
EXHIBIT F	Form of Intercreditor Agreement
EXHIBIT G	Form of Management Rights Letter
EXHIBIT H	Form of Registration Rights Agreement
EXHIBIT I	Form of Security and Pledge Agreement
EXHIBIT J	Form of Subsidiary Security and Pledge Agreement

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SECURITIES PURCHASE AGREEMENT
     SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of May 10, 2007, by and between Distributed Energy Systems Corp., a Delaware corporation (the “Company”), and Perseus Partners VII, L.P., a Delaware limited partnership (the “Purchaser”). The Company and the Purchaser are sometimes referred to in this Agreement, individually, as a “Party” and, collectively, as the “Parties.” Certain capitalized terms used in this Agreement are defined in Schedule I hereto.
RECITALS
     A. To provide the Company with additional funds to conduct its business, the Purchaser is willing to purchase from the Company, and the Company is willing to issue and sell to the Purchaser, on the terms and subject to the conditions contained in this Agreement, at the Initial Investment Closing (as defined herein), a senior secured promissory note, substantially in the form attached hereto as Exhibit A (the “Senior Secured Note”), that has an aggregate principal amount of $12,500,000 and a maturity date of nine months after the date of the Initial Investment Closing.
     B. In the event the Company obtains the Stockholder Approval (as defined herein) prior to the maturity date of the Senior Secured Note, the Purchaser is willing to purchase from the Company, and the Company is willing to issue and sell to the Purchaser, on the terms and subject to the conditions contained in this Agreement, at the Subsequent Investment Closing (as defined herein), a senior secured convertible promissory note, substantially in the form attached hereto as Exhibit B (the “Senior Secured Convertible Note”), that has an aggregate principal amount of $15,000,000, a maturity date of eighteen months after the date of the Initial Investment Closing, and is convertible into shares of common stock, par value $0.01 per share, of the Company (“Common Shares”). The proceeds of the Senior Secured Convertible Note will be used, among other things, to repay in full all amounts owed under the Senior Secured Note (and any Additional Secured Notes issued thereunder).
     C. At each of the Initial Investment Closing and any Subsequent Investment Closing, the Company shall issue to the Purchaser, for no additional consideration, warrants to purchase Common Shares as provided herein.
     D. The Promissory Notes and all amounts owing to the Purchaser thereunder or pursuant to this Agreement and any other Transaction Document (collectively, the “Obligations”) will be secured by all of the assets of the Company and its Material Subsidiaries on the terms and subject to the conditions set forth in the Promissory Notes and the Security Documents.
     E. The Company will also grant to the Purchaser, on the terms and subject to the conditions contained in this Agreement, (i) a right of first refusal with respect to certain subsequent financing transactions in which the Company may engage and (ii) a right to representation on the board of directors of the Company (the “Board”).

AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, covenants and conditions set forth below, the Parties, intending to be legally bound by this Agreement, agree as follows:
ARTICLE I
ISSUANCE AND SALE
     Section 1.1 Issuance and Sale of the Promissory Notes.
          (a) Senior Secured Note. In reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, at the Initial Investment Closing, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Senior Secured Note for an aggregate purchase price of $12,500,000 (the “Senior Secured Note Amount”).
          (b) Senior Secured Convertible Note. In the event the Company obtains the Stockholder Approval prior to the maturity date of the Senior Secured Note, then in reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, at the Subsequent Investment Closing, the Company shall issue, sell and deliver to the Purchaser, and the Purchaser shall purchase from the Company, the Senior Secured Convertible Note for an aggregate purchase price of $15,000,000 (the “Senior Secured Convertible Note Amount”). The proceeds from the issuance of the Senior Secured Convertible Note shall be used to repay in full at the Subsequent Investment Closing all amounts owed by the Company under the Senior Secured Note (and any Additional Secured Notes issued thereunder), which amounts shall be netted against the purchase price to be paid by the Purchaser at the Subsequent Investment Closing for the Senior Secured Convertible Note.
     Section 1.2 Issuance of the Warrants.
          (a) Initial Investment Warrant. In reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, the Company shall issue and deliver to the Purchaser, for no additional consideration, at the Initial Investment Closing, a warrant, substantially in the form attached hereto as Exhibit C (the “Initial Investment Warrant”).
          (b) Subsequent Investment Warrant. In reliance upon the respective representations, warranties and covenants of the Parties contained in this Agreement, and subject to satisfaction of the applicable conditions set forth in Article II of this Agreement, at the Subsequent Investment Closing, the Company shall issue and deliver to the Purchaser, for no additional consideration, a warrant, substantially in the form attached hereto as Exhibit D

(the “Subsequent Investment Warrant” and together with the Initial Investment Warrant, the “Warrants”).
     Section 1.3 Closings.
          (a) Each of the Initial Investment Closing and the Subsequent Investment Closing (each, individually, a “Closing” and, collectively, the “Closings”) shall take place, respectively, on the Initial Investment Closing Date and the Subsequent Investment Closing Date (each, individually, a “Closing Date” and, collectively, the “Closing Dates”), at 10:00 a.m. at the offices of Arnold & Porter llp, located at 1600 Tysons Boulevard, Suite 900, McLean, Virginia, or at such other times and places as shall be mutually agreed to by the Parties.
          (b) At the Initial Investment Closing, (i) the Company shall issue and deliver to the Purchaser the Senior Secured Note and the Initial Investment Warrant, (ii) the Purchaser shall pay the purchase price for the Senior Secured Note by wire transfer of immediately available funds to the account designated by the Company on Schedule 1.3 hereto, (iii) the Company shall pay all Transaction Expenses owed to the Purchaser and (iv) the Parties (and, as applicable, their Affiliates) shall execute and deliver all other documentation contemplated hereby to be executed and delivered at such Closing.
          (c) At the Subsequent Investment Closing, (i) the Company shall issue and deliver to the Purchaser the Senior Secured Convertible Note and the Subsequent Investment Warrant, (ii) the Purchaser shall pay the portion of the purchase price for the Senior Secured Convertible Note, if any, remaining after netting against such payment all amounts then owed under the Senior Secured Note (and any Additional Secured Notes issued thereunder), by wire transfer of immediately available funds to the account designated by the Company on Schedule 1.3 hereto, (iii) the Company shall pay any amounts then owed under this Agreement or any other Transaction Document and (iv) the Parties (and, as applicable, their Affiliates) shall execute and deliver all other documentation contemplated hereby to be executed and delivered at such Closing.
          Section 1.4 Use of Proceeds. The net proceeds to the Company from the issuance and sale of the Senior Secured Note and the exercise of any Warrants shall be used for general corporate purposes consistent with the Business Plan. The net proceeds to the Company from the issuance and sale of the Senior Secured Convertible Note shall be used first to repay all amounts then owed under the Senior Secured Note (and any Additional Secured Notes issued pursuant to the terms of such Senior Secured Note) and, thereafter, for general corporate purposes consistent with the Business Plan.

ARTICLE II
CONDITIONS TO CLOSING
     Section 2.1 Conditions to Each Party’s Obligations. The respective obligations of each Party to consummate the transactions described in this Agreement at each Closing are subject to the satisfaction (or waiver by the respective Party), at or before such Closing, of the following conditions:
          (a) No temporary restraining order, preliminary or permanent injunction or other order or decree that has the effect of preventing the consummation of the transactions contemplated in this Agreement and the other Transaction Documents shall have been issued by any court of competent jurisdiction and remain in effect.
          (b) All consents of and notices to Governmental Entities required in connection with the transactions described in this Agreement and the other Transaction Documents shall have been obtained and made, as applicable, and be in full force and effect.
          Section 2.2 Conditions to Obligations of the Purchaser at the Initial Investment Closing. The obligations of the Purchaser to consummate the transactions described in this Agreement at the Initial Investment Closing are subject to the satisfaction (or waiver by the Purchaser), at or before the Initial Investment Closing, of the following conditions:
          (a) Representations and Warranties Correct. The representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Initial Investment Closing Date, with the same effect as though made as of the date of this Agreement except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (b) Performance of Obligations. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement or any other Transaction Document at or prior to the Initial Investment Closing.
          (c) Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Company, dated as of the Initial Investment Closing Date, certifying as to the authenticity and continued effectiveness of attached copies of the Company’s Certificate of Incorporation, as amended, Bylaws and resolutions of its Board approving the transactions contemplated by this Agreement and by the other Transaction Documents, and authorizing specific officers to execute and deliver this Agreement and each of the other Transaction Documents, including the Senior Secured Note and the Initial Investment Warrant.
          (d) Compliance Certificate. The Purchaser shall have received a certificate dated as of the Initial Investment Closing Date and signed by the Chief Executive

Officer of the Company on behalf of the Company stating that the conditions specified in Sections 2.2(a), (b), (h), (i) and (j) have been satisfied.
          (e) Definitive Transaction Documents. The Senior Secured Note and the Initial Investment Warrant shall have been issued and delivered by the Company to the Purchaser. The Company and its Material Subsidiaries, as appropriate, shall have delivered to the Purchaser each of the other Transaction Documents, except for the Senior Secured Convertible Note, the Subsequent Investment Warrant and the Management Rights Letter, in each case duly executed by an authorized officer of the Company and/or, as appropriate, its Material Subsidiaries.
          (f) Security Filings. The Company shall have executed and delivered to the Purchaser all UCC-1 Financing Statements to be filed and such other Security Documents necessary or appropriate for the perfection of the security interests granted by this Agreement or any other Transaction Document and by the Material Subsidiaries as may be reasonably requested by the Purchaser, including but not limited to a first priority mortgage and lender policy of title insurance in form and substance reasonably satisfactory to the Purchaser for the Wallingford Property.
          (g) Opinion of Company’s Counsel. The Purchaser shall have received an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, outside counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.
          (h) Consents and Waivers. The Company shall have received all material consents, approvals, authorizations, permits and waivers of, and delivered all notices to, third parties necessary for the Company to consummate the transactions contemplated by this Agreement and by the Transaction Documents, and all such consents, approvals, authorizations, permits and waivers shall be in full force and effect.
          (i) Material Adverse Effect. Since December 31, 2006, no event shall have occurred or be reasonably likely to occur that would reasonably be expected to have a Material Adverse Effect, other than as disclosed in the Disclosure Schedule where it is clear from a reading of the disclosure that such disclosure is applicable to this clause (i), or reflected in the Draft Form 10-Q.
          (j) Modification of Jefferies Engagement Letters. The engagement letter (the “Letter”), dated March 20, 2007, between the Company and Jefferies & Company, Inc. (“Jefferies”) shall have been modified to eliminate in their entirety any and all of the Company’s duties, liabilities or other obligations owed to Jefferies and all rights of any kind owed to Jefferies, including but not limited to (i) any fees, including any fees provided for under the terms of Sections 4 and 7 of the Letter, (ii) reimbursement of any expenses and (ii) right to participate in any capacity in, or earn or otherwise receive compensation in respect of, the structuring, issuance, sale or placement, whether in a public or private transaction, of equity and/or equity-linked securities of the Company; provided, that (A) upon the completion of the Initial Investment Closing, Jefferies shall have the right to a fee in an amount equal to 6.75% of the principal amount of the Senior Secured Note and (B) upon the completion of the Subsequent Investment Closing, 6.75% of the difference between the principal amount of the Senior Secured Convertible Note and the principal amount of the Senior Secured Note; and provided, further, that the Company shall continue to be bound by the terms of Section 6 of the Letter. The engagement letter dated August 14, 2006, between the Company and Jefferies shall have been terminated and Jefferies shall have no rights and the Company shall have no further obligations due to Jefferies related to such letter.
          (k) Payoff of Indebtedness to Webster Bank. The Company shall have repaid all indebtedness owed to Webster National Bank, as reflected in Section 3.37 of the Disclosure Schedule, with cash in the Company’s restricted cash account and shall have delivered a signed Mortgage Release issued by Webster National Bank reasonably satisfactory to the Purchaser evidencing such repayment at least three Business Days prior to the Initial Investment Closing Date.
          (l) Reimbursement of Expenses. The Company shall have tendered payment for reimbursement of all Transaction Expenses in accordance with Section 1.3(b) and 8.6(a).
          (m) Employment Agreements. Purchaser shall have received copies of fully executed employment agreements, in form and substance reasonably satisfactory to the Purchaser, with each of (i) Ambrose L. Schwallie and (b) Peter J. Tallian, which employment agreements shall have been approved by the Company’s Compensation Committee.
          (n) Other Documents. The Purchaser shall have received from the Company such other documents as it may reasonably request.
     Section 2.3 Conditions to the Obligations of the Purchaser at the Subsequent Investment Closing. The obligations of the Purchaser to consummate the transactions described in this Agreement at the Subsequent Investment Closing are subject to the satisfaction (or waiver by the Purchaser), at or before the Subsequent Investment Closing, of the following conditions:
          (a) Initial Investment Closing. The Initial Investment Closing shall have been consummated.
          (b) Representations and Warranties Correct. The representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Company contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case with the same effect as though made as of the date of this Agreement and as of the Subsequent Investment Closing, (i) except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date and (ii) except for matters arising after the date of this Agreement that, when viewed in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect.
          (c) Performance of Obligations. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement and each other Transaction Document at or prior to the Subsequent Investment Closing.
          (d) Officer’s Certificate. The Company shall have delivered to the Purchaser a certificate, executed by a duly authorized officer of the Company, dated as of the Subsequent Investment Closing Date, certifying as to the authenticity and continued effectiveness of attached copies of the Company’s Certificate of Incorporation, as amended, Bylaws and resolutions of its Board approving the transactions contemplated by this Agreement and by the other Transaction Documents, and authorizing specific officers to execute and deliver this Agreement and each of the other Transaction Documents, including the Senior Secured Convertible Note and the Subsequent Investment Warrant.
          (e) Compliance Certificate. The Purchaser shall have received a certificate dated as of the Subsequent Investment Closing Date and signed by the Chief Executive Officer of the Company on behalf of the Company stating that the conditions specified in Sections 2.3(b), (c), (h), (j), (k) and (l) have been satisfied.
          (f) Senior Secured Convertible Note. The Senior Secured Convertible Note shall have been issued and delivered by the Company to the Purchaser.
          (g) Subsequent Investment Warrant. The Subsequent Investment Warrant shall have been issued and delivered by the Company to the Purchaser.
          (h) Consents and Waivers. The Company shall have received (i) the Stockholder Approval and (ii) all other material consents, approvals, authorizations, permits and waivers of third parties necessary for the Company to consummate the transactions contemplated by this Agreement and by the Transaction Documents, and the Stockholder Approval and all such consents, approvals, authorizations, permits and waivers shall be in full force and effect.
          (i) Opinion of Company’s Counsel. The Purchaser shall have received an opinion of Wilmer Cutler Pickering Hale and Dorr LLP, outside counsel to the Company, addressing such matters as reasonably requested by the Purchaser.
          (j) Effectiveness of Other Transaction Documents; No Default. Each of the Transaction Documents executed and delivered at the Initial Investment Closing shall be in full force and effect and no Event of Default (or event or circumstance that with notice or the lapse of time would constitute an Event of Default) under the Senior Secured Note shall have occurred and be continuing as of the Subsequent Investment Closing.
          (k) Reduction in Size of Board. The size of the Board shall have been reduced from nine to five members effective as of the Subsequent Investment Closing.
          (l) Material Adverse Effect. Since December 31, 2006, no event shall have occurred that has had or would reasonably be expected to have a Material Adverse Effect, other than as disclosed in the Disclosure Schedule where it is clear from a reading of the disclosure that such disclosure is applicable to this clause (l), or as reflected in the Draft Form 10-Q.

          (m) Management Rights Letter. The Company shall have issued the Management Rights Letter, which shall become effective as of the date of the first appointment of a Perseus Director.
          (n) Reimbursement for Expenses. The Company shall have tendered payment for reimbursement of all expenses then owed to the Purchaser or Perseus, L.L.C. in accordance with Section 1.3(c) or 8.6(a).
          (o) Other Documents. The Purchaser shall have received from the Company such other documents as they may reasonably request.
     Section 2.4 Conditions to Obligations of the Company at the Initial Investment Closing. The obligations of the Company to consummate the transactions described in this Agreement at the Initial Investment Closing are subject to the satisfaction (or waiver by the Company), at or before the Initial Investment Closing, of the following conditions:
          (a) Representations and Warranties Correct. The representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Initial Investment Closing Date, with the same effect as though made as of such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (b) Performance of Obligations. The Purchaser shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement and each other Transaction Document at or prior to the Initial Investment Closing.
          (c) Payment. The Purchaser shall have tendered payment for its Senior Secured Note in accordance with Sections 1.1(a) and 1.3 of this Agreement.
     Section 2.5 Conditions to Obligations of the Company at the Subsequent Investment Closing. The obligations of the Company to consummate the transactions described in this Agreement at the Subsequent Investment Closing are subject to the satisfaction (or waiver by the Company), at or before the Subsequent Investment Closing, of the following conditions:
          (a) Representations and Warranties Correct. The representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are qualified as to materiality are true and correct, and all other representations and warranties of the Purchaser contained in this Agreement or in any other Transaction Document that are not so qualified are true and correct in all material respects, in each case as of the date of this Agreement and as of the Subsequent Investment Closing Date, with the same effect as though made as of each such date, except that the accuracy of representations and warranties that by their terms speak as of a specified date will be determined as of such date.
          (b) Performance of Obligations. The Purchaser shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement and each other Transaction Document at or prior to the Subsequent Investment Closing.
          (c) Stockholder Approval. The Company shall have received the Stockholder Approval and the Stockholder Approval shall be in full force and effect.
          (d) Payment. The Purchaser shall have tendered payment for its Senior Secured Convertible Note in accordance with Sections 1.1(b) and 1.3 of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchaser that, except as (i) set forth in the Company’s Disclosure Schedule delivered to the Purchaser prior to the date of this Agreement (the “Disclosure Schedule”) or (ii) expressly disclosed in the Company’s last annual report on Form 10-K as filed with the SEC, excluding any exhibits thereto, or the draft report on Form 10-Q for the first quarter of 2007, excluding any exhibits thereto, attached to the Disclosure Schedule, the statements contained in the following paragraphs of this Article III are all true and correct. The Disclosure Schedule shall be arranged in section corresponding to the numbered and lettered sections and subsections contained in this Article III, and the disclosures in any section or subsection of the Disclosure Schedule shall qualify other sections and subsections in this Article III only to the extent it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
     Section 3.1 Organization and Good Standing. The Company and each of its Subsidiaries and Owned Entities (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Section 3.1 of the Disclosure Schedule lists all of the jurisdictions in which the Company, any Subsidiary and any Owned Entity is duly qualified to conduct business as a foreign corporation and is in good standing as a foreign corporation. There are no other jurisdictions where the character of the activities of the Company, any Subsidiary or any Owned Entity, or the location of the properties and assets owned or leased by the foregoing requires such qualification, except where the failure to so qualify or be in good standing is not reasonably likely to have a Material Adverse Effect.
     Section 3.2 Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries and Owned Entities, together with their respective jurisdictions of formation or organization, and the authorized and outstanding capital stock or other ownership interests of each such Subsidiary or an Owned Entity, by class and number and percentage of each class owned by the Company, any Subsidiary or

Owned Entity or any other Person. Except as set forth in Section 3.2 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries or Owned Entities owns, of record or beneficially, any shares of capital stock or other ownership interest in any other corporation, partnership, limited liability company or other Person.
     Section 3.3 Power, Authorization and Validity.
          (a) The Company has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Each Subsidiary that will execute and deliver any Transaction Document has all requisite legal and corporate power to enter into, execute, deliver and perform its obligations under each such Transaction Document.
          (b) All corporate and legal action on the part of the Company, its officers, directors and stockholders necessary for the execution, delivery and performance by the Company of this Agreement and each other Transaction Document to which the Company is a party, including without limitation the sale and issuance of the Promissory Notes and the Warrants in accordance with the terms of this Agreement and the issuance of any Common Shares issuable upon conversion of the Senior Secured Convertible Note (“Note Shares”) or upon exercise or conversion of any Warrant (“Warrant Shares,” and together with the Promissory Notes, Warrants and Note Shares, the “Perseus Securities”) has been taken. All corporate and legal action on the part of each Subsidiary, its officers, directors, stockholders and members necessary for the execution and delivery of any Transaction Document to which it is a party, and the performance of such Subsidiary’s obligations under such Transaction Document, has been taken.
          (c) Assuming due execution and delivery by the Purchaser, this Agreement is, and upon their execution and delivery, each of the Transaction Documents to which the Company is a party will be, valid and binding obligations, enforceable in accordance with their terms, of the Company, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. Assuming due execution and delivery by the Purchaser, upon their execution and delivery, each of the Transaction Documents to which any Subsidiary is a party will be valid and binding obligations, enforceable in accordance with their terms, of such Subsidiary, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.
          (d) The Perseus Securities, when issued in compliance with the provisions of this Agreement, or in the case of the Note Shares or the Warrant Shares, when issued in accordance with the provisions of the Promissory Notes or the Warrants, respectively, will be validly issued and fully paid and non assessable and delivered to the Purchaser, free and clear of any Liens, other than Liens that arise by action of the Purchaser.
     Section 3.4 Noncontravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents, nor the issuance of any of the Perseus Securities as contemplated hereby or in any other Transaction

Document, will result in or constitute any breach, default or violation of (i) the Certificate of Incorporation or Bylaws of the Company or the comparable organizational documents of any Subsidiary or Owned Entity, as in effect at that time, (ii) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Company, any of its Subsidiaries or any Owned Entity is a party or is bound or (iii) any Law, rule, regulation, statute or order applicable to the Company, its Subsidiaries, its Owned Entities, or their respective properties, including, without limitation, any Nasdaq Rule, or result in the creation of any Lien upon any of the properties or assets of the Company or its Subsidiaries or Owned Entities (other than as contemplated by the Transaction Documents), which breach, default or violation, individually or in the aggregate, would have a Material Adverse Effect.
     Section 3.5 Consents, Etc. No consent, approval, order or authorization of, or designation, registration, declaration or filing with, any federal, state or local or other Governmental Entity or other Person on the part of the Company or any Subsidiary is required in connection with the valid execution, delivery and performance of this Agreement and the other Transaction Documents or the offer, sale or issuance of the Perseus Securities, other than (i) those filings required under Regulation D under the Securities Act, (ii) those filings required pursuant to Nasdaq Rules, if required, filings or qualifications under applicable state securities laws, which filings or qualifications, if required, will be timely filed or obtained by the Company, (iii) those filings required under the Registration Rights Agreement, and (iv) the filing of UCC-1 financing statements, or other documents as the Purchaser may reasonably request, in the appropriate jurisdictions and with any state agency necessary or appropriate for the perfection of the security interests granted pursuant to the terms of the Security Documents.
     Section 3.6 Offering. Subject to the accuracy of and in reliance upon the Purchaser’s representations in Article IV of this Agreement, the offer, sale and issuance of the Perseus Securities in conformity with the terms of this Agreement and the Transaction Documents constitute or will constitute at the time of their offer, sale and issuance transactions exempt from the registration requirements of Section 5 of the Securities Act and the qualification or registration requirements of any applicable state securities laws, subject to the filing of any required reports of exempt distribution with securities regulatory authorities. Neither the Company or any of its Subsidiaries nor any Person acting on its or their behalf has taken or will undertake any action (including, without limitation, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any Perseus Securities under the Securities Act and the rules and regulations of the SEC thereunder) which might subject the offering, issuance or sale of the Perseus Securities pursuant to this Agreement to the registration requirements of Section 5 of the Securities Act.
     Section 3.7 Capitalization.
     (a) Section 3.7 of the Disclosure Schedule sets forth the authorized capitalization of the Company as of the Effective Date, and the issued and outstanding capitalization of the Company as of May 4, 2007, including all outstanding warrants and options. There have been no material changes in the issued and outstanding capitalization of the Company since May 4, 2007. All of the issued and outstanding shares of capital stock have been duly authorized and validly issued, and are fully paid and non assessable and have been offered, issued, sold and delivered by the Company in compliance with all applicable federal and state securities laws.
            (b) Other than (i) shares reserved for issuance under the Company’s equity incentive plans and (ii) shares that may be issued pursuant to this Agreement and the other Transaction Documents, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), proxy or stockholder agreements, or arrangements or agreements of any kind for the purchase or acquisition from either the Company or any of its Subsidiaries of their shares of capital stock or any securities convertible into or ultimately exchangeable or exercisable for any shares of their capital stock. Neither the offer, issuance or sale of any of the Perseus Securities, nor the consummation of any transaction contemplated by this Agreement, will result in a change in the exercise or conversion price or number of any securities of the Company outstanding pursuant to anti-dilution or other similar provisions binding upon the Company and contained in or affecting any such securities. Neither the Company nor any of its Subsidiaries is obligated in any manner to issue any shares of its capital stock or any other securities.
            (c) The rights, preferences, privileges and restrictions of the Common Shares are as stated in the Company’s Certificate of Incorporation and as provided under applicable Law. The Note Shares and Warrant Shares have been duly and validly reserved for issuance.
            (d) Except as provided in the Transaction Documents, none of the Perseus Securities issued or to be issued pursuant to this Agreement or any of the other Transaction Documents are or will be subject to any preemptive rights, rights of first refusal, or other rights to purchase or otherwise acquire such Perseus Securities (whether in favor of the Company or any other Person), pursuant to any agreement or commitment of the Company.
     Section 3.8 SEC Documents; Financial Information. The Company has made all filings with the SEC required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Securities Act of 1933, as amended (the “Securities Act”), on a timely basis. The Company has previously made available to the Purchaser complete and accurate copies, as amended or supplemented through the date hereof, of the following forms filed with the SEC: (i) Form 10-K report under the Exchange Act for the fiscal years ended December 31, 2006 and 2005, (ii) each Form 8-K report filed by the Company during fiscal years 2005, 2006 and 2007, and (iii) each Form 10-Q report under the Exchange Act filed by the Company during fiscal years 2005 and 2006 (such reports are collectively referred to herein as the “Company Reports”). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports and the unaudited interim financial statements of the Company as of and for the quarter ended March 31, 2007 included in the draft report on Form 10-Q for the first quarter of 2007 attached to the Disclosure Schedule (the “March 31, 2007 Financial Statements”), (i) comply as to form in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (iii) fairly presented in all material respects (subject, in the case of the unaudited interim financial statements, to normal, year-end audit adjustments, none of which were material) the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein.
     Section 3.9 Financial Reporting. Each of the Company and its Subsidiaries maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls which provide reasonable assurance that (i) transactions are executed with management’s authorization, (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets, (iii) access to the Company’s assets is permitted only in accordance with management’s authorization, (iv) the reporting of the Company’s assets is compared with existing assets as necessary to permit preparation of the consolidated financial statements of the Company in accordance with GAAP and to maintain accountability for the Company’s consolidated assets, (v) accounts, notes and other receivables and inventory are recorded accurately, and procedures the Company believes in good faith to be adequate under the circumstances are implemented to effect the collection thereof on a timely basis and (vi) there are procedures in place adequate to prevent, or timely detect, unauthorized acquisition, use or disposition of the Company’s assets. As of the date of this Agreement, (x) there are no significant deficiencies in the design or operation of the Company’s internal controls over financial reporting which could adversely affect in any material respect the Company’s ability to record, process, summarize and report financial data or material weaknesses in internal controls over financial reporting and (y) to the Company’s Knowledge, there has been no fraud relating to the Company or any of its Subsidiaries, whether or not material, that involved management or other employees, whether current or former, of the Company or any of its Subsidiaries who have, or had, a significant role in the Company’s internal controls over financial reporting.
     Section 3.10 Liabilities. Except as reflected in the balance sheet included in the March 31, 2007 Financial Statements (the “Latest Balance Sheet”), the Company, its Subsidiaries and its Owned Entities, taken together as a whole, do not have any indebtedness, obligation or liability (contingent or otherwise) that, either alone or when combined with all similar obligations or liabilities, would be material to them, and to the Knowledge of the Company, there does not exist a set of circumstances that would reasonably be expected to result in any such material indebtedness, obligation or liability.
     Section 3.11 Judgments. Neither the Company nor any of its Subsidiaries or Owned Entities is subject to the terms or provisions of any judgment, decree, order, writ or injunction of any Governmental Entity that would reasonably be expected to have a Material Adverse Effect.

     Section 3.12 Proprietary Assets.
            (a) The Company and each Subsidiary and Owned Entity (i) owns or has sufficient rights to all Proprietary Assets used in or necessary for its business as currently or proposed to be conducted, free and clear of all Liens, other than Permitted Liens; and (ii) has taken reasonable and customary measures and precautions necessary to protect and maintain the confidentiality and secrecy of its Proprietary Assets (except the Proprietary Assets the value of which would be unimpaired by public disclosure) and otherwise to maintain and protect the value of its Proprietary Assets. All necessary registration, maintenance and renewal fees previously due in connection with any registered Proprietary Assets have been paid and all necessary documents and certificates previously due in connection with such Proprietary Assets have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Proprietary Assets.
            (b) Except where such infringement, misappropriation or unlawful use has not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the operation of the business of the Company and each of its Subsidiaries or Owned Entities (i) has not infringed or misappropriated, does not infringe or misappropriate, and will not infringe or misappropriate as a result of the execution, delivery and performance of this Agreement and the other Transaction Documents, or the issuance of any of the Perseus Securities as contemplated hereby or in any other Transaction Document, any Proprietary Asset of any Person, (ii) does not violate any right of any Person (including any right to privacy or publicity), and (iii) does not materially breach any contract related to any Proprietary Asset. Neither the Company nor any Subsidiary or Owned Entity has received notice from any Person claiming that such operation or any act, any product, technology or service (including products, technology or services currently under development by the Company, any Subsidiary or any Owned Entity) or Proprietary Assets infringes or misappropriates any rights related to or arising out of Proprietary Assets of any Person. Neither the Company nor any Subsidiary or Owned Entity has received notice to the effect that Proprietary Assets held by any of them are invalid or not subsisting. No other Person is infringing, misappropriating or making any unlawful use of any Proprietary Asset used in or pertaining to the business of the Company or any Subsidiary or Owned Entity.
            (c) The Proprietary Assets used in or pertaining to the business of the Company and its Subsidiaries, and the Proprietary Assets licensed to the Owned Entities, when taken together, are sufficient to enable the Company and each of its Subsidiaries to conduct its business in the manner in which such business has been and is being conducted free from liabilities or valid claims of infringement or misappropriation by third parties. Neither the Company nor any of its Subsidiaries or Owned Entities have licensed any of its Proprietary Assets to any Person on an exclusive basis and neither the Company nor any Subsidiary or Owned Entity has entered into any covenant not to compete or contract limiting its ability to sell its products in any market or geographical area or with any Person.
            (d) All current and former employees of the Company and its Subsidiaries providing technical services, or otherwise having access to confidential information, relating to the Company’s Proprietary Assets have executed and delivered to the Company or such

Subsidiary an agreement (containing no material exceptions to or exclusions from the scope of its coverage relevant to the Company’s business) that is substantially the same as to the forms of standard employee agreement previously delivered to the Purchaser, and all current and former consultants and independent contractors to the Company or its Subsidiaries providing technical services relating to the Company’s or its Subsidiaries’ Proprietary Assets have executed and delivered to the Company or such Subsidiary, an agreement (containing no material exceptions to or exclusions from the scope of its coverage relevant to the Company’s business), the material provisions of which are in substance as protective to the Company as the terms of the forms of standard employee agreement previously delivered to the Purchaser.
            (e) To the extent that any Proprietary Asset has been developed or created independently or jointly by any Person other than the Company or any Subsidiary or Owned Entity for which the Company or any Subsidiary or Owned Entity has directly or indirectly, provided consideration for such development or creation, the Company or the relevant Subsidiary or Owned Entity has a written agreement with such Person with respect thereto, and the Company or relevant Subsidiary or Owned Entity thereby has obtained ownership of, and is the exclusive owner of, all such Proprietary Assets therein by operation of law or by valid assignment, and has required the waiver of all non-assignable rights.
            (f) Other than standard Proceedings involving applications pending before the U.S. Patent and Trademark office or foreign patent offices, no Proprietary Assets, product, technology, or service of the Company or any Subsidiary or Owned Entity is subject to any Proceeding or outstanding decree, order, judgment or settlement agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary or Owned Entity, or may affect the validity, use or enforceability of such Proprietary Asset, product technology or service.
            (g) Section 3.12(g) of the Disclosure Schedule lists separately, by entity, all material Proprietary Assets owned by, or filed in the name of, the Company, each of its Subsidiaries and each of its Owned Entities that have been registered in or with, issued by, or for which an application for registration has been filed in or with, a federal, state or other governmental office or agency of appropriate jurisdiction.
     Section 3.13 Contracts.
            (a) Section 3.13 of the Disclosure Schedule identifies each Material Contract, other than those Material Contracts filed with the SEC and listed as exhibits to the Company’s Form 10-K for the fiscal year ended December 31, 2006.
            (b) The Company has delivered to the Purchaser accurate and complete copies of all Material Contracts, including all amendments to such contracts. Neither the Company nor any Subsidiary or Owned Entity has entered into any oral Material Contracts. Each Material Contract is valid and in full force and effect, is enforceable by either the Company or its Subsidiaries or Owned Entities in accordance with its terms, and will continue to be so immediately following each Closing, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors generally. No such contract, agreement or instrument contains any liquidated damages, penalty or similar provision that, if enforced against the Company, its Subsidiaries or Owned Entities, would, individually or in the aggregate, have a Material Adverse Effect. No party to any such contract, agreement or instrument has indicated its intention to cancel, withdraw, modify or amend such contract, agreement or instrument.
            (c) The Company, its Subsidiaries and Owned Entities have not violated or breached, or committed any default under, any Material Contract in any material respect, and, to the Company’s Knowledge, no other Person has violated or breached, or committed any default under, any Material Contract in any material respect. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or would reasonably be expected to, (i) result in a violation or breach of any of the provisions of any Material Contract, (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract or (iv) give any Person the right to cancel, terminate or materially modify any Material Contract, which in respect of the matters described in clauses (i) through (iv), individually or taken as a whole, would have a Material Adverse Effect.
            (d) None of the Material Contracts contains any provision which would (i) require the consent of third parties to the sale and issuance of the Perseus Securities, or any of the other transactions contemplated hereunder or under any of the Transaction Documents or (ii) be altered as a result of such transaction.
     Section 3.14 Registration Rights. Other than as set forth in the Registration Rights Agreement, neither the Company nor any of its Subsidiaries has agreed to grant to any Person any rights (including piggyback registration rights) to have any securities of the Company registered with the SEC under the Securities Act or with any other Governmental Entity.
     Section 3.15 Changes. Since December 31, 2006, there has not occurred or could reasonably be expected to occur any of the following:
            (a) Any Material Adverse Effect;
            (b) Any resignation or termination of any officer, key employee or groups of employees of the Company, any Subsidiary or any Owned Entity;
            (c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company, its Subsidiaries or any Owned Entity by way of guaranty, endorsement, indemnity, warranty or other contractual arrangement;
            (d) Any damage, destruction or loss, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect;
            (e) Any waiver by the Company, any Subsidiary or any Owned Entity of a material right or of a material debt owed to it;

            (f) Any change in any compensation arrangement or agreement with any employee, officer or director other than routine annual increases in compensation or promotions or bonuses awarded in the ordinary course of business;
            (g) Any debt, obligation or liability incurred, assumed or guaranteed by the Company, any Subsidiary or any Owned Entity, except for immaterial amounts and for current liabilities incurred in the ordinary course of business;
            (h) Any sale, assignment or transfer of any Proprietary Asset, other than the nonexclusive license by the Company, any Subsidiary or any Owned Entity of such Proprietary Assets to customers, suppliers or contract manufacturers in the ordinary course of business consistent with past practices;
            (i) Any change in any Material Contract to which the Company, any Subsidiary or any Owned Entity is a party or by which it is bound, which change has had or could reasonably be expected to have a Material Adverse Effect;
            (j) Any material Tax election or any change in any method or period of accounting or in any accounting policy, practice or procedure;
            (k) Any compromise or settlement of any claims relating to Taxes, any Tax audit or other tax proceeding or the filing of any amended Tax Return;
            (l) Any “reportable transaction” for Tax purposes as defined in Treasury Regulations section 1.6011-4(b); or
            (m) Any arrangement or commitment by the Company, any Subsidiary or any Owned Entity to do any of the acts described in this Section 3.15.
     Section 3.16 Compliance with Company Instruments and Laws. Neither the Company nor any Subsidiary or Owned Entity, is in violation of any provisions of its respective Certificate of Incorporation or Bylaws or other similar organizational document, each as currently in effect. The Company, each of its Subsidiaries and each Owned Entity, has been and is in compliance in all respects with all applicable Laws, except where failure to be in compliance would not reasonably be expected to have a Material Adverse Effect. All Permits and other authorizations by Governmental Entities held by the Company, its Subsidiaries and Owned Entities and which are necessary to their businesses are valid and sufficient in all respects for the businesses presently carried on by them, except where such failure to obtain such Permits and authorizations would not reasonably be expected to have, individually or in aggregate, a Material Adverse Effect.
     Section 3.17 Litigation. There is no suit, action, Proceeding, claim or investigation pending or, to the Company’s Knowledge, threatened against the Company or its Subsidiaries before any court, administrative agency or other Governmental Entity which could result in (i) payments by the Company, any Subsidiary or any Owned Entity of greater than $250,000, (ii) individually or in aggregate, a Material Adverse Effect or (iii) which questions or challenges the validity of this Agreement or any of the other Transaction Documents.

     Section 3.18 Taxes.
            (a) The Company, each of its Subsidiaries and each of its Owned Entities have timely and properly filed, or had filed on its behalf, all Tax Returns required to be filed by it in any jurisdiction to which it is subject, and such filed Tax Returns are accurate in all material respects, has paid all Taxes due and payable (whether or not shown on filed Tax Returns), and has set aside on its Latest Balance Sheet provisions reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes claimed to be due by the Taxing authority of any jurisdiction, and the officers of the Company know of no basis for any such claim.
            (b) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns. All Taxes that the Company, any Subsidiary or any Owned Entity has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been timely paid to the proper Taxing authority. Neither the Company nor any Subsidiaries or Owned Entities is a party to any Tax-sharing agreement or similar arrangement with any other Person. At no time has the Company, any Subsidiary or Owned Entity been a member of an affiliated, combined, consolidated or unitary Tax group (other than a group for which the Company is the common parent) for purposes of filing any Tax Return. None of the Company, the Subsidiaries or the Owned Entities is currently under any contractual obligation to pay to any Governmental Entity any Tax obligations of, or with respect to any transaction relating to, any other Person, or to indemnify any other Person with respect to any Tax.
            (c) There have been no audits or examinations of any Tax Returns of the Company or its Subsidiaries by any Governmental Entity, and none of the Company or its Subsidiaries has received any notice from a Governmental Entity that it intends to conduct a Tax audit or examination of the Company or the Subsidiaries. There are no pending assessments, asserted deficiencies or claim for additional Taxes that have not been paid. No claim has been made by a Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.
            (d) The Company and each of its Subsidiaries have made all necessary disclosures required by Treasury Regulation section 1.6011-4. The Company and each of its Subsidiaries have not been a participant in a reportable transaction within the meaning of Treasury Regulation section 1.6011-4(b).
     Section 3.19 Employees. Neither the Company nor any of its Subsidiaries has any collective bargaining agreements with any of its or their employees. There is no labor union organizing activity pending or, to the Company’s Knowledge, threatened with respect to the Company. The Company is not a party to or bound by any currently effective employment agreement, deferred compensation arrangement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation plan or agreement. To the Company’s Knowledge, no employee of the Company or any Subsidiary, nor any consultant with whom the Company or any Subsidiary has contracted, is in violation of any material term of any material employment agreement, proprietary information agreement or any other agreement relating to the performance of services by any such individual on behalf of the Company or such Subsidiary because of the nature of the business conducted by the Company or such Subsidiary, which violation would result, individually or in aggregate, in a Material Adverse Effect.
     Section 3.20 WARN Act Compliance. Except as set forth on the Disclosure Schedule, the Company and its Subsidiaries are in compliance with and have timely filed all notices required under the WARN Act.
     Section 3.21 Environmental and Safety Laws.
            (a) There are no real properties which the Company or any Subsidiary or Owned Entity, or other related organizations, or any of their predecessors or successors formerly owned, operated or leased and which the Company has ceased to own, operate or lease.
            (b) With respect to the Property and the Other Property neither the Company nor any prior owner or operator is subject to any Environmental Liabilities.
            (c) With respect to the Property, the Company has obtained, possesses and is in compliance in all material respects with all Environmental Permits.
            (d) All of the Property is in compliance in all material respects with all Environmental Laws and the terms of any applicable leases.
            (e) There are no Liens, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to the Property, based upon any Environmental Laws.
            (f) There are no USTs located in, at, on or under the Property.
            (g) There are no locations at which Pollutants have been Released, or otherwise come to be, in, at, on, under, a part of, involving or otherwise related to the Property or Other Property that give rise to material Environmental Liabilities of the Company or any Subsidiary; and each of such locations is in compliance with all Environmental Laws.
            (h) There are no Conditions in, at, on, under, a part of, involving or otherwise related to the Property or Other Property (including but not limited to off-site migration of Pollutants from any such Property or Other Property), involving the presence of any Pollutant, and the Company or any Subsidiary or Owned Entity or other related organizations, or any of their predecessors or successors has not Managed any Pollutant in a manner that give or gives rise to material Environmental Liabilities of the Company or any Subsidiary or Owned Entity.
            (i) There are no PCBs, lead paint, asbestos (of any type or form), or materials, articles or products containing PCBs, lead paint or asbestos, located in, at, on, under, a part of, involving or otherwise related to the Property (including, without limitation, any building, structure, or other improvement that is a part of the Property); and all of the PCBs, lead paint, asbestos, and materials, articles and products containing PCBs, lead paint or asbestos identified on Schedule 3.21(i) of the Disclosure Schedule are in compliance with all Environmental Laws.
            (j) No on-site sources of water for human consumption or other human contact in, at or on the Property, and no subsurface waters under the Property, contain a Pollutant at a level exceeding a level which is established or recommended in Environmental Laws.
     Section 3.22 Title to and Sufficiency and Condition of Assets. Except as would not result in a Material Adverse Effect, (a) the Company and each of its Subsidiaries has good and marketable title to all of the assets (excluding all Proprietary Assets), free and clear of all Liens other than Permitted Liens, (b) the assets constitute all of the assets, rights and properties that are used in the operation of the business of the Company or any of its Subsidiaries as it is now conducted or that are used or held by the Company or any of its Subsidiaries for use in the operation of the Company’s business and (c) all such assets are in good operating condition and repair (reasonable wear and tear excepted) and are suitable for their intended use.
     Section 3.23 Indebtedness. Except for the Obligations and indebtedness expressly permitted by the terms of this Agreement and the other Transaction Documents, there is no secured indebtedness of the Company or any of its Subsidiaries.
     Section 3.24 Insurance. The Company has general commercial, product liability, fire and casualty insurance policies with coverages which are customary for companies similarly situated to the Company in the same or similar businesses.
     Section 3.25 Related Party Transactions.
            (a) None of the Company’s or any of its Subsidiaries’ officers, directors, members or any stockholder disclosed in public filings with the SEC, any supplier, distributor or customer of the Company or its Subsidiaries, has any material interest in any property, real or personal, tangible or intangible, including Proprietary Assets used in or pertaining to the business of the Company or its Subsidiaries, except for the normal rights of a stockholder or member.
            (b) No executive officer or director of the Company or any of its Subsidiaries has any material direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries has a material business relationship, or any Person that competes in any material respect with the Company or any of its Subsidiaries. No member of the immediate family of any executive officer or director of the Company or any of its Subsidiaries is directly or indirectly interested in any Material Contract.
            (c) The Company does not have outstanding, and has not arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

     Section 3.26 Corporate Documents. The Company and each Subsidiary have made available to the Purchaser and its counsel for their examination true and complete copies of the following documents, (i) the Certificates of Incorporation and Bylaws, or Certificates of Formation and Limited Liability Company Agreements, as applicable, each as currently in effect, (ii) minute books of the Company and each of its Subsidiaries containing required records setting forth proceedings, consents, actions, and meetings of their respective shareholders, boards of directors and any committees thereof, and (iii) all material Permits, Orders, and consents issued by any regulatory agency with respect to the Company, its Subsidiaries, or any securities of the Company or its Subsidiaries, and all applications for such Permits, Orders, and consents. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company and each of its Subsidiaries are complete and accurate in all material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance in all material respects with the Laws of the applicable jurisdiction.
     Section 3.27 Listing. The Common Shares are listed for trading on Nasdaq and satisfy the requirements for continuation of such listing in all respects. The Company has not received any notice from Nasdaq that its Common Shares will be delisted from Nasdaq or that its Common Shares do not meet all requirements for listing.
     Section 3.28 Company Benefit Plans.
            (a) Schedule 3.28(a) of the Disclosure Schedule contains a true and complete list of each “employee benefit plan” (as defined in section 3(3) of ERISA) and any other employee benefit or compensation plan, program, policy, arrangement or agreement, including bonus, deferred compensation, incentive compensation, severance pay, medical, life or other insurance, profit-sharing, stock option or other equity-based incentive compensation, stock purchase, and pension, welfare and fringe benefit plans, for the benefit of, or relating to, any current or former employee, director or independent contractor of the Company or any Subsidiary or any Owned Entity (i) which is or has been sponsored by, entered into, contributed to, established by, participated in and/or maintained by the Company, any Subsidiary, any Owned Entity or any ERISA Affiliate or (ii) under which the Company or any Subsidiary or any Owned Entity otherwise has any liability, whether or not such plan is terminated (each, a “Plan” and, collectively, as the “Plans”). No Plan covers any Person other than a current or former employee or director of the Company or any Subsidiary or any Owned Entity (and their dependents and beneficiaries), and no entity other than the Company or a Subsidiary or Owned Entity sponsors, maintains or contributes to, or is required to contribute to, any Plan. Neither the Company nor any Subsidiary or Owned Entity has any legally binding formal plan or commitment to create any additional plan or modify or change any existing Plan, other than as required to comply with applicable Law, that would affect any employee or director or former employee or former director of the Company, or any Subsidiary or any Owned Entity.
            (b) No Plan is subject to section 412 of the Code or section 302 of ERISA or Title IV of ERISA. Neither the Company, any Subsidiary, any Owned Entity nor any ERISA Affiliate has incurred any liability under section 412 of the Code or section 302 of

ERISA or Title IV of ERISA that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring a liability under said sections or Title.
            (c) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), to former employees or directors or their respective spouses or dependents after retirement or other termination of service, other than the health continuation coverage that may be required by section 4980B of the Code (COBRA) or similar applicable law.
            (d) The Plans (and related trusts and insurance contracts) have been maintained, funded and administered in all material respects in accordance with the terms of the Plans and with applicable Law (including but not limited to ERISA and the Code). Each Plan which is intended to be qualified under section 401(a) of the Code has received a determination letter or opinion letter from the Internal Revenue Service that such Plan is so qualified, and nothing has occurred that could adversely affect the qualified status of such Plan or any related trust. Each of the Plans that is intended to satisfy the requirements of section 125, 423 or 501(c)(9) of the Code satisfies such requirements.
            (e) Each option that has been issued under any Plan of the Company or any Subsidiary or Owned Entity providing for the issuance of options and that has been exercised has been properly treated as an incentive stock option under Code section 422 or as a non-statutory stock option, as applicable.
            (f) With respect to each Plan, (i) no actions, audits, investigations, suits or claims against the Plan, the Company, any Subsidiary, any Owned Entity or any ERISA Affiliate or with respect to any assets of the Plan (other than routine claims for benefits) are pending or, to the Knowledge of the Company, threatened, (ii) there is no Order of any court, governmental body, commission, agency or arbitrator outstanding against or in favor of any Plan or any fiduciary thereof (other than rules of general applicability or domestic relations orders), (iii) no event has occurred and no condition exists that would subject the Company, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA or, in connection with any Plan, the Code, (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, and (v) no “reportable event” (as such term is defined in section 4043 of ERISA) has occurred with respect to any Plan. None of the Company, any Subsidiary, any Owned Entity, any ERISA Affiliate, any of the Plans, any trust created thereunder or any trustee or administrator thereof has engaged in a transaction in connection with which the Company, any Subsidiary, any Owned Entity, any of the Plans, any such trust or any trustee or administrator thereof, could, directly or indirectly, be subject to a civil penalty assessed pursuant to section 409 or 502(i) of ERISA, a Tax imposed pursuant to section 4975, 4976, 4980B, 4980D, 4980E or 4980F of the Code, or any other similar liability.
            (g) With respect to each of the Plans, the Company has made available to the Purchaser true and complete copies of (i) the Plan document (including all amendments thereto), the summary plan description and any summaries of material modifications, (ii) the trust agreement, (iii) the two most recent Form 5500 annual reports, actuarial reports and financial statements, if any, (iv) the most recent determination letter or opinion letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under the Code and (v) all material communications to or from the Internal Revenue Service or any other Governmental Entity relating to each Plan and all material employee communications with respect each Plan.
            (h) All contributions required to have been made under the terms of any Plan have been timely made and all obligations in respect of each Plan have been paid prior to the Closing or are properly accrued and reflected on the Latest Balance Sheet to the extent required by GAAP.
            (i) None of the Plans is a “multiemployer plan,” as such term is defined in section 3(37) of ERISA, a “multiple employer welfare arrangement,” as such term is defined in section 3(40) of ERISA, or a single employer plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of section 4063(a) of ERISA.
            (j) Each Plan may be amended or terminated without liability to the Company any Subsidiary, any Owned Entity or any ERISA Affiliate other than for accrued benefits or non-material administrative expenses. No amounts payable under the Plans, and no payment made or other benefit provided, or to be made or provided, to current or former employees or directors of the Company, any Subsidiary or any Owned Entity (including pursuant to this Agreement or any other Transaction Document) will fail to be deductible for federal income tax purposes under section 280G of the Code. Each Person who performs services for the Company, any Subsidiary or any Owned Entity has been, and is, properly classified by the respective service recipient as an employee or independent contractor.
            (k) Neither the execution of this Agreement or any other Transaction Document, nor the consummation of the transactions contemplated hereby or by any other Transaction Document, either alone or in combination with subsequent events, will result in, or is a precondition to, (i) any employee or director of the Company, any Subsidiary or any Owned Entity becoming entitled to severance pay or any similar payment, (ii) the acceleration of the time of payment or vesting, or an increase in the amount of, any compensation due to any employee or director of the Company, any Subsidiary or any Owned Entity or (iii) the renewal or extensions of the term of any agreement regarding the compensation of any employee of the Company, any Subsidiary or any Owned Entity.
            (l) Each Plan, and each other arrangement to which any of the Company, any Subsidiary or any Owned Entity is a party, or with respect to which any of the Company, any Subsidiary or any Owned Entity has any liability or obligations that is subject to Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code, the Treasury regulations relating thereto and the applicable IRS and Treasury Department guidance thereunder. None of the transactions contemplated by this Agreement or by any other Transaction Document will constitute or result in a violation of Section 409A of the Code.

     Section 3.29 No Brokers. Neither the Company or any Subsidiary, nor any of their respective shareholders or members, is obligated for the payment of fees or expenses of any broker or finder in connection with the origination, negotiation or execution of this Agreement or the Transaction Documents, or in connection with any transaction contemplated by this Agreement or any other Transaction Document.
     Section 3.30 Solvency.
            (a) It is the Company’s reasonable judgment that as of each Closing after giving effect to the purchase and sale of the Perseus Securities as contemplated in the applicable section of Article I of this Agreement, (i) the fair value of the assets of the Company and its Subsidiaries will exceed their respective current debts and liabilities, subordinated, contingent or otherwise, (ii) the present fair saleable value of the property of the Company and its Subsidiaries will be greater than the amount that will be required to pay the probable liability of their current debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) the Company and its Subsidiaries have sufficient resources to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) none of the Company or any of its Subsidiaries has unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following such Closing Date.
            (b) Neither the Company nor any Subsidiary is the subject of any pending, rendered or, to the Knowledge of the Company or any Subsidiary, threatened insolvency proceedings of any character. Neither the Company nor any Subsidiary has made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings.
     Section 3.31 Export Controls. The Company, each Subsidiary and each Owned Entity has been and is in compliance in all material respects with all United States import and export Laws and regulations (including without limitation those laws under the authority of U.S. Departments of Commerce (Bureau of Industry and Security) codified at 15 CFR, Parts 700-799, Homeland Security (Customs and Border Protection) codified at 19 CFR, Parts 1-199, State (Directorate of Defense Trade Controls) codified at 22 CFR, Parts 103, 120-130 and Treasury (Office of Foreign Assets Control) codified at 31 CFR, Parts 500-599). None of the Company, any Subsidiary nor any Owned Entity has, within the last five years, violated in any material respect any United States import or export Laws, been the subject of an investigation or inquiry or subject to civil or criminal penalties imposed by a Governmental Entity or made a voluntary disclosure with respect to violations of such Laws. Section 3.31 of the Disclosure Schedule sets forth all valid and pending export control licenses, agreements and/or approvals required to be amended, assumed or transferred as a result of, or in connection with, the transactions contemplated hereby.
     Section 3.32 Ethical Practices. The Company, each Subsidiary, and to the Knowledge of the Company, any Owned Entity, (including their respective Affiliates, officers, directors, employees, consultants or agents) are in compliance with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. §§ 78dd-1, et seq.) and

the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the “Anti-Bribery Laws”). Neither the Company nor any Subsidiary or any Owned Entity has received any communication that alleges, nor have they received information based on an internal review from which it would be reasonably likely to conclude, that the Company, any Subsidiary, any Owned Entity or any agent thereof is not, or may be, in compliance with, or has, or may have, any liability under, the Anti-Bribery Laws.
     Section 3.33 Warranties. Section 3.33 of the Disclosure Schedules sets forth any warranties and indemnities relating to the Company’s products or technology sold, leased or licensed, or services rendered by the Company, that are not standard warranties and indemnities (i) offered in the ordinary course of business or (ii) imposed by Law. Section 3.33 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company and its Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the last three fiscal years and the three month-period ended March 31, 2007; and the Company does not know of any reason why such expenses should significantly increase as a percentage of sales in the future.
     Section 3.34 Real Estate.
            (a) Leased Premises. Section 3.34(a) of the Disclosure Schedule contains a complete and accurate list of all premises leased by the Company or one of its Subsidiaries (the “Leased Premises”), and of all leases related thereto (collectively, the “Leases”). The Company has made available to the Purchaser a true and complete copy of each of the Leases, and in the case of any oral Lease, a written summary of the material terms of such Lease. The Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect. No event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under any Lease on the part of the Company. Neither the Company nor any Subsidiary has Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both, or the happening or occurrence of any other event) would constitute a default under any Lease by any other party. Section 3.34(a) of the Disclosure Schedule separately identifies all Leases for which consents or waivers must be obtained on or prior to the Initial Investment Closing Date (or which have been obtained) in order for such Leases to continue in effect according to their terms after the Initial Investment Closing Date. The Company has not waived any material rights under any Lease which would be in effect on or after the date of this Agreement.
            (b) Leased Improvements. The Leased Improvements are operational and available for use in the business of the Company and its Subsidiaries as it is currently conducted. All of the Leased Improvements on the Leased Premises are located entirely on such Leased Premises.

            (c) Real Property. Section 3.34(c) of the Disclosure Schedule contains a complete and accurate list of each parcel of real property owned by the Company or any of its Subsidiaries (the “Owned Properties”). Neither the Company nor any Subsidiary is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any real property owned or leased by it.
     Section 3.35 Inventory; Customers; Suppliers.
            (a) The inventory of the Company and its Subsidiaries, whether in its possession or not, (i) is sufficient for the operation of its business in the ordinary course, and (ii) is of a quality and quantity usable or saleable in the ordinary course of its business, subject to applicable reserves reflected in its financial statements.
            (b) Section 3.35(b) of the Disclosure Schedule lists each customer that accounted for 5% or more of the total sales on a consolidated basis of the Company and its Subsidiaries, and each supplier from which either the Company or any Subsidiary purchased $100,000 or more of supplies, in each case during the previous three fiscal years of the Company. Neither the Company nor any Subsidiary has received any written or oral notice from any customer or supplier disclosed in Section 3.35(b) of the Disclosure Schedule to the effect that such customer or supplier will terminate all or a substantial portion (including, as applicable, future purchase order releases) of its historical business relationship with the Company, and neither the Company nor any Subsidiary has any reason to believe that any such notice will be delivered or that any relationship of the Company or any Subsidiary with any customer or supplier set forth on Section 3.35(b) of the Disclosure Schedule will be terminated.
     Section 3.36 Government Contracts.
            (a) With respect to each contract between the Company, any Subsidiary or any Owned Entity, on the one hand, and any Governmental Entity, on the other hand, for which (w) performance has not been or was not completed or (x) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding bid, quotation or proposal by the Company, any Subsidiary or any Owned Entity (each, a “Bid”) that if accepted or awarded could lead to a contract between the Company, any Subsidiary or Owned Entity, on the one hand, and any Governmental Entity, on the other hand, including any facilities contract for the use of government-owned facilities (each such contract or Bid, a “Company Government Contract”) and each contract between the Company, any Subsidiary or Owned Entity, on the one hand, and any prime contractor or upper-tier subcontractor, on the other hand, relating to a Contract between such Person and any Governmental Entity for which (y) performance has not been or was not completed or (z) final payment has not been or was not received, in either case, prior to the date that is three years prior to the date of this Agreement, and each outstanding Bid that if accepted or awarded could lead to a contract between the Company, any Subsidiary or Owned Entity, on the one hand, and a prime contractor or upper-tier subcontractor, on the other hand, relating to a contract between such Person and any Governmental Entity (each such contract or Bid, a “Company Government Subcontract”):

                 (i) no reasonable basis exists to give rise to a claim for fraud (as such concept is defined under the state or federal laws of the United States) in connection with any Company Government Contract or Company Government Subcontract or under the United States False Claims Act, the United States Truth in Negotiations Act or the United States Procurement Integrity Act;
                 (ii) neither the United States Government nor any prime contractor, subcontractor or other Person or entity has notified the Company, any Subsidiary or Owned Entity, in writing, that the Company, any Subsidiary or Owned Entity has, or may have, breached or violated in any material respect any law, certification, representation, clause, provision or requirement pertaining to such Company Government Contract or Company Government Subcontract, and all facts set forth or acknowledged by any representations, claims or certifications submitted by or on behalf of the Company, any Subsidiary or Owned Entity in connection with such Company Government Contract or Company Government Subcontract were current, accurate and complete in all material respects on the date of submission; and
                 (iii) neither the Company nor any Subsidiary or Owned Entity has, within the past three years, received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice (or, in the case of contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) pertaining to such Company Government Contract or Company Government Subcontract, and the Company is not aware of any basis for any such notice.
            (b) Neither the Company nor any Subsidiary or Owned Entity, nor any of the respective directors, officers, employees, consultants or agents, is, or within the past three years has been, (i) under any administrative, civil or criminal investigation, audit, indictment or information by any Governmental Entity, (ii) the subject of any audit or investigation by the Company, any Subsidiary or Owned Entity, in the case of each of clauses (i) and (ii), with respect to any alleged act or omission arising under or relating to any Company Government Contract or Company Government Subcontract or (iii) debarred or suspended, or proposed for debarment or suspension, or received notice of actual or proposed debarment or suspension (or for purposes of this clause (iii), in the case of contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any), from participation in the award of any contract with, or grant of any authorization from, any Governmental Entity; provided that, in the case of clause (iii), such representation shall be made with respect to directors, officers, employees, consultants or agents of the Company, any Subsidiary or Owned Entity. There exist no facts or circumstances that, to the Knowledge of the Company, would warrant the institution of suspension or debarment Proceedings or a finding of nonresponsibility or ineligibility with respect to the Company, any Subsidiary or Owned Entity or any of their respective directors, officers or managers, in any such case, for purposes of doing business with any Governmental Entity.
            (c) Neither the Company nor any Subsidiary or Owned Entity has received notice of any (i) outstanding claims (including claims relating to bid or award protest Proceedings (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any)) against the

Company, any Subsidiary or Owned Entity, either by any Governmental Entity or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Company Government Contract or Company Government Subcontract, and (ii) outstanding claims or requests for equitable adjustment (or, in the case of Contracts governed by laws other than the state or federal laws of the United States, the functional equivalents thereof, if any) or disputes (including claims, requests and formal disputes relating to bid or award protest Proceedings) between the Company, any Subsidiary or Owned Entity, on the one hand, and the United States government, on the other hand, under the United States Contract Disputes Act, as amended, or any other law or between the Company, any Subsidiary or Owned Entity, on the one hand, and any prime contractor, subcontractor, vendor or other Person, on the other hand, arising under or relating to any Company Government Contract or Company Government Subcontract. Neither the Company nor any Subsidiary or Owned Entity has received any adverse or negative past performance evaluations or ratings in connection with any Company Government Contract, Company Government Subcontract or other contract with a Governmental Entity within the past three years. Neither the Company nor any of its Subsidiaries has (i) any interest in any pending or potential claim against any Governmental Entity or (ii) any interest in any pending claim against any prime contractor, subcontractor, vendor or other Person arising under or relating to any Company Government Contract or Company Government Subcontract.
     Section 3.37 Indebtedness. Section 3.37 of the Disclosure Schedule sets forth all Indebtedness of the Company and any Subsidiary or Owned Entity.
     Section 3.38 Accounts Receivable. All accounts receivable, notes receivable and other receivables of the Company and any Subsidiary that are reflected on the Latest Balance Sheet represent or will represent, as applicable, bona fide receivables created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, and are valid and enforceable receivables, net of any reserves for doubtful accounts recorded on the Latest Balance Sheet.
     Section 3.39 Full Disclosure. The statements by the Company contained in this Agreement, the exhibits to this Agreement, the certificates and documents required to be delivered by the Company and its Subsidiaries to the Purchaser under this Agreement and in the information delivered to the Purchaser and its representatives, taken together as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained in this Agreement and any other Transaction Document not materially misleading in light of the circumstances under which such statements were made.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES BY THE PURCHASER
     The Purchaser represents and warrants to, and covenants with, the Company as follows:
     Section 4.1 Investment Intent; Authority. The Purchaser is acquiring the Perseus Securities for investment for its own account, and not as a nominee or agent for investment and not with a view to or for resale in connection with any distribution or public offering thereof within the meaning of the Securities Act. The Purchaser is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser has the requisite legal right and power, as applicable, to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents. Assuming due execution and delivery by the other parties hereto, this Agreement is, and upon their execution, the other Transaction Documents to which the Purchaser is a party will be, valid and binding obligations of the Purchaser, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.
     Section 4.2 Securities Not Registered. The Purchaser understands and acknowledges that none of the Perseus Securities will be registered under the Securities Act or qualified under any state securities Laws (collectively, “Registered,” and the act of having securities registered means “Registration”), and that the Perseus Securities will be issued in reliance upon one or more exemptions from Registration, and that the Company’s reliance upon each such exemption is predicated upon the Purchaser’s representations contained in this Agreement. The Purchaser understands and acknowledges that resale of the Perseus Securities may be restricted indefinitely unless they are subsequently Registered.
     Section 4.3 Noncontravention. None of the execution, delivery and performance of and compliance with this Agreement and the other Transaction Documents, nor the purchase of any of the Perseus Securities as contemplated hereby or in any other Transaction Document, will result in or constitute a material breach, default or violation of (i) the organizational documents of any Purchaser, as in effect at that time, (ii) any agreement, contract, lease, license, instrument or commitment (oral or written) to which the Purchaser is a party or is bound or (iii) any Law, rule, regulation, statute or order applicable to the Purchaser, or its respective properties.
     Section 4.4 Anti-Money Laundering Laws.
            (a) The Purchaser represents and warrants that (i) neither it nor, to Purchaser’s knowledge, any of its officers, partners, shareholders, owners, members, employees, or agents are Blocked Persons, or controlled by, owned by, or otherwise acting on behalf of, any Blocked Person, or otherwise prohibited from engaging in financial transactions with U.S. persons and (ii) the funds comprising the Investment are lawfully derived, held, and invested in accordance with applicable laws and regulations, including without limitation the Bank Secrecy Act, Money Laundering Control Act of 1986, and the International Money Laundering and Anti-Terrorist Financing Act of 2001.
            (b) The Purchaser represents, warrants, and covenants that it (i) has an anti-money laundering policy reasonably designed to ensure compliance with the Bank Secrecy Act and applicable federal laws and regulations with respect to money laundering, (ii) is and shall remain in compliance with all applicable foreign assets control regulations as may be promulgated from time to time by the U.S. Department of the Treasury and (iii) is and shall remain in compliance with applicable money laundering laws and regulation, including without limitation those listed in paragraph (a)(ii) of this Section; except in each case where any non-compliance with any of sub-clauses (i)-(iii) above would not reasonably be expected to be material.
            (c) The Purchaser covenants that it shall report to the Company within twenty-four hours of becoming aware of the fact, if the Purchaser, or any of its officers, partners, shareholders, owners, members, employees, or agents are designated as Blocked Persons or otherwise become prohibited from acquiring and/or holding a financial interest in a U.S. person or entity.
     Section 4.5 No Transfer. The Purchaser will not dispose of any of the Perseus Securities, other than in conjunction with an effective registration statement or applicable exemption from Registration under the Securities Act and other than in compliance with the applicable state securities Laws.
     Section 4.6 Accredited Investor. The Purchaser is an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act, as presently in effect.
ARTICLE V
COVENANTS
     Section 5.1 Access. To the extent permitted by Law and not in contravention of the rights of third parties, the Company shall permit representatives of the Purchaser reasonable access to examine the corporate books and make copies or extracts from such corporate books and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers and employees of the Company upon request, all during regular business hours, as often as the Purchaser may reasonably request; provided, however, that the Purchaser or its representatives, as the case may be, shall hold all information so received in strict confidence, shall not trade in the Common Shares while in possession of material non-public information, and shall use such information only for the purpose of enforcement of this Agreement or the Transaction Documents and for the valuation of its investment in the Company.
     Section 5.2 Communication with Accountants. The Company authorizes the Perseus Directors to communicate with its independent public accountants and tax advisors to the same degree afforded to any other member of the Company’s Board. Notwithstanding the foregoing, the Company shall facilitate discussions between such accountants and the Purchaser’s representatives in the event the Purchaser reasonably desire to speak with such accountants, and shall authorize those accountants to disclose to the Purchaser any and all reasonably requested financial statements and other supporting financial documents and schedules (excluding their internal working papers) including copies of any management letter with respect to the business, financial condition and other affairs of the Company and any Subsidiary. Any such information provided to the Purchaser may additionally be provided to the Company’s directors at their request or at the Company’s own determination. At or before the Initial Investment Closing Date, the Company shall deliver a letter addressed to such accountants and tax advisors instructing them to comply with the provisions of this Section 5.2.

     Section 5.3 Tax Law Compliance. The Company shall pay all transfer, excise, withholding and similar Taxes (not including income or franchise Taxes) that it is obligated by applicable Law to so pay in connection with the issuance, sale, delivery or transfer by the Company to the Purchaser of the Perseus Securities. The Company shall not be responsible for any Taxes in connection with the transfer by the Purchaser of any Promissory Note, Warrant or other Perseus Securities or any other Taxes which it is not obligated by applicable Law to pay in its capacity as borrower.
     Section 5.4 Security and Pledge Agreements. The Company and each Material Subsidiary shall grant to the Purchaser a perfected lien on and security interest, subject to Permitted Liens, in all of its assets and properties, whether now or hereafter existing, owned or acquired, all in accordance with the terms of the Security and Pledge Agreement and the Subsidiary Security and Pledge Agreements, as applicable. The Company shall assist the Purchaser with any and all filings necessary or appropriate and reasonably requested by the Purchaser for the perfection of the security interests granted under this Agreement provided that such security interests shall be subordinate to the security interests of the holders of the Permitted Existing Secured Indebtedness pursuant to the Intercreditor Agreement.
     Section 5.5 Stockholder Approval. In consultation with the Purchaser, the Company shall use its best efforts to obtain the Stockholder Approval as promptly as practicable after the date hereof. Without limiting the generality of the foregoing, (i) the Company shall promptly file preliminary proxy solicitation materials with the SEC, promptly respond to any comments from the staff of the SEC in connection therewith and take all other actions to release such materials for delivery to the Company’s stockholders as promptly as practicable, (ii) the Company shall call a meeting of the Company’s stockholders to be held as promptly as practicable after the release of such proxy solicitation materials and (iii) unless the Board determines in good faith that doing so would be inconsistent with its fiduciary duties under applicable Law, the Board shall recommend to the Company’s stockholders that they grant the Stockholder Approval (and shall not revoke or rescind its recommendation) and the Company shall include the Board’s recommendation in such proxy solicitation materials. The Company shall provide the Purchaser and its counsel with drafts of all proxy solicitation materials sufficiently in advance of their filing to permit the Purchaser and its counsel to review and comment thereon, shall promptly advise the Purchaser of any communications from the staff of the SEC regarding such proxy solicitation materials and promptly provide the Purchaser and its counsel with copies of any written comments or other communications from the SEC’s staff regarding such proxy solicitation materials. The Company shall use reasonable efforts in good faith to incorporate any comments provided by the Purchaser regarding such proxy solicitation materials. If advisable, the Company shall retain a proxy solicitation firm to assist in the solicitation of proxies in connection with the Stockholder Approval. The Purchaser shall reasonably cooperate with the Company in connection with its efforts to obtain the Stockholder Approval, including by providing any information regarding the Purchaser that may be required to be included in any proxy solicitation materials, provided that neither Purchaser shall be required to agree to any change in the terms of the Perseus Securities or any modification or amendment to this Agreement or any other Transaction Document.

Section 5.6 Board Representation.
            (a) Effective as of the Initial Investment Closing Date, the Purchaser shall be allowed one representative (the “Perseus Observer”) of its choice, who shall be John Fox, Michael Miller or another person reasonably acceptable to the Board, to attend all meetings of the Board in a nonvoting capacity. In connection therewith, the Company shall provide the Perseus Observer with copies of all notices, minutes, consents and other materials, financial or otherwise, which the Company provides to its Board. Notwithstanding the foregoing, the Purchaser shall not be entitled to exercise the Perseus Observer rights set forth herein at any time that a Perseus Director is then serving on the Board; provided, however, that the Company reserves the right to exclude such Perseus Observer from access to any material or meeting or portion thereof if the Company in good faith believes that such exclusion is necessary to preserve the attorney-client privilege or for other similar reasons. This right shall expire at such time that the Company has repaid the Senior Secured Note in full and the Perseus Ownership Percentage falls below 5%.
            (b) Effective as of the Subsequent Investment Closing, the Company shall take all actions within its control to provide the Purchaser with the representation on the Board contemplated by this Section 5.6, including without limitation appointing the Requisite Number of representatives identified by the Purchaser to the Board, granting one Perseus Director the rights contemplated by clause (ii) of this Section 5.6(b), and, unless the Board determines in good faith that doing so would be inconsistent with its fiduciary duties under applicable Law, nominating representatives identified by the Purchaser for election as directors of the Company at any meeting of the Company’s stockholders at which such directors will be elected, recommending their election to the Board, and soliciting and voting proxies in favor of their election.
                 (i) The “Requisite Number” of Perseus Directors shall be the number of directors, rounded up to the next whole number, necessary for the Purchaser’s percentage representation on the Board to be at least equal to the percentage of the Company’s then outstanding Common Shares the Purchaser and its Affiliates hold assuming the conversion of the Senior Secured Convertible Note and the exercise of all Warrants (the “Perseus Ownership Percentage”). The Purchaser shall promptly notify the Company in writing when the Requisite Number of Perseus Directors increases or decreases following the Subsequent Investment Closing, along with information about its holdings reasonably sufficient for the Company to verify the Perseus Ownership Percentage, and the Requisite Number shall not be deemed to have changed until Perseus shall have given that notice. Notwithstanding this provision, the Requisite Number shall become zero at such time as the Perseus Ownership Percentage falls below 5%. In the event (i) the Requisite Number of Perseus Directors constitutes a majority of the members of the Board and (ii) it is necessary for one of such Perseus Directors to be “independent” within the definition of such term contained in Nasdaq Rule 4200(a)(15) (or any successor rule) for the Company to be in compliance with applicable Nasdaq Rules, Perseus shall select one Perseus Director who is “independent” under such rule.
                 (ii) At least one Perseus Director shall have the right to attend and participate fully in a non-voting capacity in all meetings of each of the Board’s Nominating and Corporate Governance and Compensation Committees, or any equivalent committees, including receipt of all information provided to Committee members; provided, however, that the Company reserves the right to exclude such Perseus Director from access to any material or meeting or portion thereof if the Company in good faith believes, upon advice of counsel, that such exclusion is necessary to preserve the attorney-client privilege or for other similar reasons.
                 (iii) The Purchaser shall timely notify the Company in writing of any Person designated by it pursuant to this Section 5.6 to stand as a nominee for election to the Board, and shall promptly furnish all information necessary for all required filings with the SEC. In the absence of any notice from the Purchaser, the Perseus Directors then serving and previously designated by the Purchaser shall be renominated.
                 (iv) Any vacancy on the Board created by the resignation, removal, incapacity or death of any Perseus Director shall be filled by another Perseus Director in accordance with the terms of this Section 5.6 and Article II, Section 8 of the Company’s Bylaws.
            (c) Each Perseus Director shall be entitled to (i) the same compensation paid to other non-management directors of the Company, (ii) reimbursement for reasonable out-of-pocket expenses (including but not limited to travel and lodging) incurred in connection with the performance of his or her duties as a director (including attendance at meetings of the Board or any committees), (iii) directors’ liability insurance and (iv) indemnification in accordance with the Company’s Certificate of Incorporation, Bylaws and policies established by the Board for all directors generally. The Perseus Observer shall be entitled to reimbursement for reasonable out-of-pocket expenses (including but not limited to travel and lodging) incurred in connection with attendance at meetings of the Board. The Company shall pay all compensation and reimbursement for expenses provided for under this Section 5.6(c) to Perseus, L.L.C. at the address listed in Section 8.7 unless otherwise notified by the Purchaser.
            (d) The Company shall take all actions within its control so that, as of the Initial Investment Closing, the size of the Board is five After the Initial Investment Closing, the Company shall not permit the size of the Board to be increased without the prior written consent of the Purchaser.
            (e) The obligations of the Company under this Section 5.6 (other than under clause (c) of this Section 5.6) shall terminate at such time as the Purchaser and its Affiliates hold Common Shares or other securities convertible into or exercisable for Common Shares that upon such conversion or exercise, in the aggregate, would represent less than 5% of the Company’s outstanding Common Shares on a fully-diluted basis.
     Section 5.7 Stop-Orders. The Company will advise the Purchaser promptly after it receives any notice of issuance by the SEC, any state securities commission or any other regulatory authority of any cease trade order, stop order or of any Order preventing or suspending any offering of or trading in any securities of the Company, or of the suspension of the qualification of the Common Shares for offering or sale in any jurisdiction, or the initiation of any Proceeding for any such purpose.
     Section 5.8 Listing. The Company will use its commercially reasonable efforts to maintain the listing of its Common Shares on Nasdaq or another national securities exchange, and will comply in all material respects with the Company’s reporting, filing and other obligations under the by-laws and rules of such exchanges, as applicable.
     Section 5.9 Market Regulations. The Company shall notify Nasdaq of, and make all necessary filings with federal or state securities regulators in accordance with their requirements in connection with, the transactions contemplated by this Agreement and the other Transaction Documents, and shall take all other necessary action and Proceedings as may be required and permitted by applicable Law, for the legal and valid issuance of the Perseus Securities to the Purchaser, and promptly provide copies of all such notices and filings to the Purchaser.
     Section 5.10 Reporting Requirements. The Company will timely make all filings required to be filed with the SEC or any state securities regulator, including (i) all periodic reports required under the Exchange Act; (ii) definitive proxy statements, (iii) reports on Form 8-K report and (iv) such other reports as the Company may be required to file from time to time pursuant to applicable securities Laws, taking into account any and all extensions granted or permitted by the applicable securities regulator, and refrain from terminating its status as a reporting issuer.
     Section 5.11 Information.
            (a) The Company shall deliver to the Purchaser, within a reasonable period of time following the completion of the relevant period, which shall not be later than the date on which such information is required to be delivered or otherwise made available to any other Person, (i) projections for the Company’s and its Subsidiaries’ performance for the following fiscal year, (ii) projections for the Company’s and its Subsidiaries’ performance for the following two fiscal quarters and (iii) projections for the Company’s and its Subsidiaries’ performance for the following three calendar months. This right shall expire at such time as there is no Promissory Note outstanding.
            (b) All material non-public information and data, in whatever form, obtained by the Purchaser in respect of the Company and the subject-matter of this Agreement (the “Confidential Information”) shall be held by the Purchaser in the strictest confidence and shall not be disclosed to any third party; provided, that such Confidential Information may be disclosed if the disclosure (i) is made with the consent of the Company, (ii) is made to an Affiliate (including any general partner, manager, director, officer or employee) of any Purchaser or of any Affiliate, and such Affiliate agrees to be subject to such confidentiality provisions, (iii) is required by Law or by a Governmental Entity, (iv) is in respect of information or data that is in the public domain at the time of the disclosure through no fault of the Purchaser or any party to which it has disclosed the information, (v) is made to the Purchaser’s advisors or representatives, which agree to maintain the confidentiality of the Confidential Information or (vi) is received from a third party not subject to confidentiality obligations with respect to such information. Perseus shall use commercially reasonably efforts to cause its Affiliates, employees, members, agents, representatives, advisors and other related parties, including the Perseus Observer, to observe the restrictions set forth this Section 5.11(a) as if they were the Purchaser, and Perseus shall be responsible to the Company for any breach of the provisions of this Section 5.11(a) by any of such parties.
     Section 5.12 Insurance.
            (a) The Company shall and shall cause each Subsidiary to maintain insurance (i) covering, without limitation, fire, theft, burglary, public liability, property damage, product liability and workers’ compensation and (ii) on all property and assets material to the operation of the business, all in amounts customary for the Company’s industry. The Company shall, and shall cause each of its Subsidiaries to, pay all insurance premiums payable by them.
            (b) Effective upon the first appointment of a Perseus Director, the Company shall obtain and at all times thereafter maintain directors’ and officers’ insurance (“D&O Insurance”), in an amount not less than $5,000,000, if available on commercially reasonable terms, as determined by the Board. In any event, the Company shall obtain and at all times thereafter maintain D&O Insurance in an amount not less than $3,000,000.
     Section 5.13 Properties. The Company will keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary repairs, renewals, replacements, additions and improvements thereto. The Company will at all times comply in all material respects with each provision of all leases to which it is a party or under which it occupies property.
     Section 5.14 Protective Provisions.
            (a) For so long as the Perseus Ownership Percentage is at least five percent of the Company’s outstanding Common Shares, the prior written consent of the Purchaser shall be required for the Company or any Subsidiary (as applicable) to take any of the following actions:
                 (i) the authorization, creation or issuance of any shares of any class or series of capital stock of the Company;
                 (ii) the incurrence by the Company or any Subsidiary of any indebtedness or the issuance of any debt securities by the Company or any of its Subsidiaries in excess of $1,000,000, except pursuant to this Agreement;
                 (iii) any recapitalization or reorganization of the Company or any of its Subsidiaries;
                 (iv) the authorization, declaration or payment of any dividends on any class of the Company’s stock;

               (v) the redemption or repurchase of any shares of capital stock by the Company (other than repurchases of Common Shares from employees upon the termination of their employment pursuant to the terms of their employment agreements or on other terms approved by the Board); or
               (vi) any material change in the principal line of business of the Company or its Subsidiaries.
          (b) For so long as the Perseus Ownership Percentage is at least five percent of the Company’s outstanding Common Shares, the prior written consent of the Purchaser shall be required for the Company or any of its Subsidiaries (as applicable) to take any of the following actions (unless such action has been approved by Perseus Directors then in office):
               (i) (x) acquisition of any assets (including the capital stock of another Person and including by way of merger or consolidation with another Person) or (y) capital expenditures, in the case of either (x) or (y) in one or more related transactions with a value of $1,500,000 per calendar year; or
               (ii) the institution or settlement of any material litigation or claims (other than in connection with the Company’s enforcement of its rights, or defense of claims, under this Agreement or the Transaction Documents vis-à-vis the Purchaser or any assignee of the Purchaser).
          (c) For so long as the Perseus Ownership Percentage is at least five percent of the Company’s outstanding Common Shares, each of (i) the Company’s annual budget (and any material expenditures that deviate from such budget) for all fiscal years beginning with fiscal year 2008 and (ii) the hiring of a Chief Executive Officer for the Company, must receive the unanimous approval of the Board.
     Section 5.15 Right of First Refusal.
          (a) Effective after the Initial Investment Closing and for so long as the Perseus Ownership Percentage shall equal at least 10% of the Company’s outstanding Common Shares, the Purchaser shall have the right of first refusal with respect to the following types of transaction (each a “Covered Financing Transaction”):
               (i) any financing, whether through issuance of Common Shares, preferred stock or other debt or equity security of the Company or any security convertible into or exercisable for (including a warrant or option), with or without consideration, any Common Share, preferred stock or other debt or equity security of the Company (including any option to purchase such a convertible security) (each a “ROFR Security” and collectively, the “ROFR Securities”), the proceeds of which are intended to be used primarily to fund the Company’s design, development or manufacture of megawatt wind turbines or large scale hydrogen production units (the “Wind and Hydrogen Projects”); and
               (ii) any other financing until the Company has, in the aggregate, raised $20,000,000 in net investment proceeds from financings (excluding the proceeds from

(x) the issuance of the Promissory Notes and (y) any financing of Wind and Hydrogen Projects described in clause (a)(i) above).
     For the avoidance of doubt, a financing by the Company to fund general corporate purposes shall not qualify as a Covered Financing Transaction, even in the event that some of the proceeds from such financing are intended to be used to fund the Wind and Hydrogen Projects described under clause (a)(i) above.
          (b) In the event that the Company or any Subsidiary of the Company desires to engage in a Covered Financing Transaction, the Company shall deliver a written notice (the “ROFR Notice”) of such intention to the Purchaser. The ROFR Notice shall include the name of the proposed purchaser or Purchaser of the ROFR Securities (the “ROFR Buyers”), the proposed type of security and purchase price, the terms of payment of such purchase price and all other matters relating to such Covered Financing Transaction. Such ROFR Notice shall be accompanied by either (i) a copy of a detailed term sheet or letter of intent relating to the purchase of such ROFR Securities that has been approved by the Company and the ROFR Buyers (or in the case of a Bought Deal prior to approval by the Company or the ROFR Buyers) (an “LOI”) or (ii) a copy of a binding written agreement (or agreements) relating to the purchase of such ROFR Securities (collectively, a “Definitive Agreement”). In the event of any Bought Deal, the Company shall provide copies of any offers or other correspondence relating to such proposed sale as promptly as possible upon receipt thereof.
          (c) During the 10 Business Day period commencing on the date the Purchaser receive the ROFR Notice (5 Business Days in the case of a Bought Deal) (the “ROFR Exercise Period”), the Purchaser shall have the right, but not the obligation, to purchase all or a portion of the ROFR Securities described in such ROFR Notice on the terms and subject to the conditions specified in this Agreement and in any accompanying LOI or Definitive Agreement, by delivering to the Company a written notice (the “Perseus ROFR Notice”) reflecting such exercise and in the case of a partial exercise, specifying the number of ROFR Securities the Purchaser, or any one of the Purchaser, desire to purchase. If one of the Purchaser delivers the Perseus ROFR Notice to the Company, and (x) in the event the ROFR Notice was accompanied by a Definitive Agreement, such purchase shall be made on substantially the same or equivalent terms as set forth in this Agreement, or (y) in the event the ROFR Notice was accompanied by an LOI, such purchase shall be subject to the approval by the Company and the participating Purchaser(s) of definitive agreements reflecting such purchase containing representations, warranties, covenants, indemnities and other provisions that are customary for a transaction of such type and magnitude, which each party shall negotiate in good faith. If neither Purchaser delivers the Perseus ROFR Notice to the Company within the respective ROFR Exercise Period, or the closing referenced in the next paragraph does not occur within the time frame set forth in such paragraph (and such failure is principally caused by the Purchaser), the Company shall have 60 days in which to consummate the transaction contemplated in the ROFR Notice before having to re-offer such ROFR Securities to the Purchaser pursuant to this Section 5.15.
          (d) The closing of any purchase of the ROFR Securities by the participating Purchaser(s) or its designee shall take place by the later of (i) 20 Business Days after the end of the ROFR Exercise Period and (ii) 15 Business Days after approval of such definitive agreements. For purposes of this Section 5.15, “Bought Deal” means an offering of securities to the public where, prior to filing a preliminary prospectus in connection with such offering, the Company will enter into an enforceable agreement with one or more underwriters who agree to purchase all of the securities in the offering.
     Section 5.16 Sale of Proton Business. The Company shall take all commercially reasonably actions to consummate the sale of Proton Energy Systems, Inc. (“Proton”) as promptly as practicable on terms and conditions reasonably satisfactory to the Purchaser. Without limiting the generality of the foregoing, within 20 days after the Initial Investment Closing, the Company shall engage a nationally recognized investment banking firm reasonably satisfactory to the Purchaser to solicit offers to purchase the business of Proton. The ultimate decision whether to accept or reject any offer shall be made by the Board in its sole discretion, acting in the exercise of its fiduciary duties, provided, however, that the failure to accept a commercially reasonably offer shall be deemed to be a breach of the applicable covenant contained in this Section 5.16 for purposes of determining whether an Event of Default has occurred or exists under any of the Promissory Notes.
     Section 5.17 Compliance with Law. The Company shall, and shall cause each of its Subsidiaries to, comply with all Laws, including Environmental Laws and federal and state securities Laws, applicable to any of them, except non-compliance being contested in good faith through appropriate Proceedings so long as the Company shall have set up and funded sufficient reserves, if any, required under GAAP with respect to such items.
     Section 5.18 Affiliate and Related Party Transactions. Without the prior approval of the Purchaser, neither the Company nor any of its Subsidiaries shall permit any Affiliate or other related party to enter into a transaction with the Company or any of its Subsidiaries except for (i) transactions in the ordinary course, and pursuant to the reasonable requirements, of the Company’s business and upon fair and reasonable terms that are fully disclosed to the Purchaser prior to consummation thereof and are no less favorable to the Company or applicable Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Company or any of its Subsidiaries and (ii) payment of reasonable compensation to employees and directors’ fees, in each case consistent with past practice.
     Section 5.19 Termination of Covenants. Other than as provided for by their terms, the covenants set forth in this Article V shall continue in effect until all Obligations, including the full principal amount, all accrued but unpaid interest outstanding and any other amounts owed on the Promissory Notes are repaid in full.
ARTICLE VI
LEGENDS
     Section 6.1 Legends. Each certificate representing any of the Perseus Securities shall bear legends substantially in the following form:

     “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR ITS OWN ACCOUNT, FOR INVESTMENT PURPOSES AND NOT WITH A VIEW TO THE DISTRIBUTION OF SUCH SECURITIES. THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND IN COMPLIANCE WITH SUCH STATE SECURITIES LAWS, IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR AN OPINION OF COUNSEL OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION AND/OR COMPLIANCE IS NOT REQUIRED.”
The Company may instruct its transfer agent not to register the transfer of the Perseus Securities, unless the conditions specified in the foregoing legend are satisfied.
     Section 6.2 Removal of Legends. Any legend endorsed on a certificate pursuant to Section 6.1 and the stop transfer instructions with respect to such Perseus Securities as it applies to Section 6.1 shall be removed and the Company shall issue a certificate without such legend to the holder of such Perseus Securities (i) if such Perseus Securities are Registered for resale and sold under the Securities Act and a prospectus meeting the requirements of Section 10 of the Securities Act is available, (ii) if such legend may be properly removed under the terms of Rule 144 promulgated under the Securities Act or (iii) if such holder provides the Company with an opinion of counsel for such holder, reasonably satisfactory to legal counsel for the Company, to the effect that a sale, transfer or assignment of such Perseus Securities may be made without Registration.
ARTICLE VII
INDEMNIFICATION
     Section 7.1 Indemnity. The Company agrees to indemnify and defend and hold harmless the Purchaser, its Affiliates, successors and assigns and each of their respective officers, directors, members, partners, employees and agents (each, a “Indemnified Party,” and collectively, the “Indemnified Parties”) from and against, and agrees to pay or cause to be paid to the Indemnified Parties all amounts equal to the sum of, any and all claims, demands, costs, expenses, losses and other liabilities of any kind (“Losses”) that the Indemnified Parties may incur or suffer (including without limitation all reasonable legal fees and expenses) which arise or result from any breach of any of its representations or warranties, or failure by the Company to perform any of its covenants or agreements, in this Agreement or in any other Transaction Document or in any certificate or document delivered pursuant to this Agreement or any other Transaction Document, including but not limited to any third party claims arising or resulting from such breach or failure, except to the extent such Losses arise out of the gross negligence or willful misconduct of the Purchaser, its Affiliates, successors and assigns and their respective officers, directors, members, partners, employees and agents. The rights of the Purchaser hereunder shall be in addition to, and not in lieu of, any other rights and remedies which may be available to it by Law or under the Certificate of Incorporation and Bylaws of the Company or the Transaction Documents.
     Section 7.2 Procedures. If a third party shall notify an Indemnified Party with respect to any matter that may give rise to a claim for indemnification under the indemnity set forth above in Section 7.1, the procedures set forth below shall be followed.
          (a) Notice. The respective Indemnified Party shall give to the Company (the “Indemnifying Party”) written notice of any claim, suit, judgment or matter for which indemnity may be sought (a “Claim”) under Section 7.1 promptly but in any event within 30 days after the Indemnified Party receives notice thereof, provided, however, that failure by the Indemnified Party to give such notice shall not relieve the Indemnifying Party from any liability it shall otherwise have pursuant to this Agreement except to the extent that the Indemnifying Party is actually prejudiced by such failure. Such notice shall set forth in reasonable detail (x) the basis for such potential claim and (y) the dollar amount, or an estimated dollar amount, as applicable, of such claim. The Indemnifying Party shall have a period of 30 days within which to respond thereto. If the Indemnifying Party does not respond within such 30-day period, the Indemnifying Party shall be deemed to have accepted responsibility for such indemnity.
          (b) Defense of Claim. With respect to a claim by a third party against an Indemnified Party for which indemnification may be sought under this Agreement, the Indemnifying Party shall have the right, at its option and subject to the remainder of this Section 7.2, to be represented by counsel of its choice and to assume the defense or otherwise control the handling of any Claim, which is set forth in the notice sent by the Indemnified Party, by notifying the Indemnified Party in writing to such effect within 30 days of receipt of such notice; provided, however, that the Indemnified Party shall have the right to employ counsel to represent it if, in the Indemnified Party’s reasonable judgment based upon the advice of counsel, it is advisable in light of the separate interests of the Indemnified Party, to be represented by separate counsel (including, as applicable, local counsel), and in that event the reasonable fees and expenses of one such separate counsel shall be paid by the Indemnifying Party plus appropriate local counsel, if applicable, for all Indemnified Parties; and, provided further, that the Indemnifying Party shall not have the right to assume the defense of such Claim unless (i) the Indemnifying Party acknowledges fully the rights of the Indemnified Party (and does not contest, as a whole or in part) the Indemnified Party’s indemnification rights for the Claim, (ii) the counsel selected by the Indemnifying Party is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept informed of all material developments and is furnished copies of all material papers filed or sent to or from the opposing party or parties and (iv) the Indemnifying Party prosecutes the defense of such Claim with commercially reasonable diligence in a manner which does not materially prejudice the defense of such Claim. If the Indemnifying Party does not give timely notice in accordance with the preceding sentence, the Indemnifying Party shall be deemed to have given notice that it does not wish to control the handling of such Claim. In the event the Indemnifying Party elects (by notice in writing within such 30-day period) to assume the defense of or otherwise control the handling of any such Claim for which indemnity is sought, the Indemnifying Party shall indemnify and hold harmless the Indemnified Party from and against any and all reasonable professional fees (including attorneys’ fees, accountants, consultants and engineering fees) and investigation expenses incurred by the Indemnified Party after it provides notice under clause (a) and prior to such election, notwithstanding the fact that the Indemnifying Party may not have been so liable to the Indemnified Party had the Indemnifying Party not elected to assume the defense of or to otherwise control the handling of such Claim. In the event that the Indemnifying Party does not assume the defense or otherwise control the handling of such matter, the Indemnified Party may retain counsel, as an indemnification expense, to defend such Claim.
          (c) Final Authority. The Parties shall cooperate in the defense of any such Claim and each shall make available all books and records which are relevant in connection with such claim or litigation. In connection with any Claim with respect to which the Indemnifying Party has assumed the defense or control, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to any matter which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party, which shall not be unreasonably withheld. In connection with any Claim with respect to which the Indemnifying Party has not assumed the defense or control, the Indemnified Party may not compromise or settle such Claim without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.
          (d) Claims Between the Indemnifying Party and the Indemnified Party. Any Claim for indemnification under this Agreement which does not result from the assertion of a Claim by a third party shall be asserted by written notice given by the Indemnified Party to the Indemnifying Party. The Indemnifying Party shall have a period of 30 days within which to respond thereto.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Waivers and Amendments. Unless otherwise provided, any provision of this Agreement may be amended, waived or modified upon the written consent of the Company and the Purchaser.
     Section 8.2 Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of New York, without regard to the conflict of laws provisions thereof.
     Section 8.3 Exclusive Jurisdiction. In the event of any action or Proceeding brought by a Party arising out of or in connection with this Agreement or any other Transaction Document, the Parties consent to the exclusive jurisdiction of the federal and state courts located in the State of New York for resolutions of such dispute, and agree not to contest such exclusive jurisdiction or seek to transfer any action relating to such dispute to any other jurisdiction. Each of the Parties hereby submits to personal jurisdiction and waives any objection to venue in the County of New York. Service of process on the Parties in any action arising out of or relating to this Agreement shall be effective if mailed to the Parties in accordance with Section 8.7 of this Agreement.

     Section 8.4 Jury Waiver. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.
     Section 8.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the full and entire understanding and agreement among the Parties with regard to the subjects of this Agreement and the other Transaction Documents.
     Section 8.6 Fees and Expenses.
          (a) Reimbursement of Expenses. The Company shall pay all reasonable out-of-pocket expenses and fees and disbursements, including attorneys’ and accountants’ fees, incurred by the Purchaser and its representatives in connection with (i) the negotiation and consummation of the transactions contemplated hereunder, including any due diligence or other review conducted prior to the negotiation of this Agreement, up to an aggregate amount of $650,000 and (ii) any amendment, modification or waiver, or consent with respect to, any of the Transaction Documents or any documentation or agreements in connection therewith requested by the Company (“Transaction Expenses”).
          (b) Other Expenses. The Company shall pay all reasonable out-of-pocket expenses and fees and disbursements, including attorneys’ fees, incurred by the Purchaser or on behalf of the Purchaser in connection with any attempt to enforce any right of the Purchaser against the Company, any Subsidiary, or any Person that may be obligated to the Purchaser by virtue of any of the Transaction Documents, to the extent a court of competent jurisdiction determines that the Purchaser are entitled to enforce such right.
     Section 8.7 Notices. All notices, requests and other communications hereunder shall be in writing and shall be deemed to have been duly given at the time of receipt if delivered by hand, or at the time the sender receives confirmation of the facsimile transaction if transmitted by facsimile, or three days after being mailed, registered or certified mail, return receipt requested, with postage prepaid, or one day after being mailed via overnight courier service, to the applicable Parties at the address or facsimile number, as applicable, stated below or if any Party shall have designated a different address or facsimile number by notice to the other Parties given as provided above, then to the last address or facsimile number so designated.
If to the Company:
Distributed Energy Systems Corp.
10 Technology Drive
Wallingford, CT 06492
Attention: Ambrose L. Schwallie
Facsimile: (203) 678-2000
with a copy to:
Wilmer Cutler Pickering Hale and Dorr LLP

1875 Pennsylvania Avenue, NW
Washington, DC 20006
Attention: Brent Siler
Facsimile: (202) 663-6363
If to the Purchaser:
c/o Perseus, L.L.C.
2099 Pennsylvania Ave., N.W.
Suite 900
Washington, DC 20006-1813
Attention: John C. Fox, Senior Managing Director
                   Teresa Bernstein, Vice President for Legal Affairs
Facsimile: (202) 429-0588
with a copy to:
Arnold & Porter LLP
1600 Tysons Boulevard, Suite 900
McLean, VA 22102-4865
Attention: Robert B. Ott, Esq.
Facsimile: (703) 720-7399
     Section 8.8 Validity. If any provision of this Agreement or any of the Transaction Documents shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
     Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts. Signatures on this Agreement may be communicated by facsimile or electronic transmission and shall be binding upon the parties so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties following the applicable facsimile or electronic transmission, provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement. No Party shall raise facsimile or electronic delivery of a signature or the fact that any signature or agreement or instrument was transmitted or communicated by a facsimile or e-mail as a defense to the formation or enforceability of a contract and each such Party forever waives any such defense.
     Section 8.10 Publicity.
          (a) Neither of the Purchaser nor the Company shall issue any press release or make any public disclosure regarding the transactions contemplated hereby unless such press release or public disclosure is approved by those parties mentioned in such press release or public disclosure in advance. Notwithstanding the foregoing, each of the Parties may, if required by the SEC, Nasdaq or other regulatory bodies, make such public disclosures with respect to the transactions contemplated hereby as each may be advised by counsel is legally necessary or advisable; provided, however, that the disclosing Party shall give the other Party prior written notice of such requirement and a copy of the proposed public disclosure, in all cases with sufficient time for such other Parties to seek a protective order or other limit on the proposed public disclosure (unless the disclosing party would suffer penalties or sanctions for failure to immediately disclose such information).
          (b) The Parties hereto acknowledge that (i) immediately following the execution of this Agreement, the Company intends to file its quarterly report on Form 10-Q for the quarter ended March 31, 2007, which report will include disclosure regarding this Agreement and the transactions contemplated hereby and thereby, (ii) immediately following the execution of this Agreement, the Company intends to issue a press release announcing the execution of this Agreement and (iii) within four Business Days of the date of this Agreement, the Company intends to file with the SEC a current report on Form 8-K regarding the transactions contemplated hereby, which report will include certain of the Transaction Documents attached as exhibits thereto. The Purchaser hereby agrees that it shall not seek a protective order or other limit on the proposed public disclosure of the Transaction Documents as exhibits to such report. The Company hereby agrees that it shall provide the Purchaser with a copy of any such current report on Form 8-K at least two Business Days prior to the intended date of such filing and shall not file such report unless approved in advance by the Purchaser, which approval shall not be unreasonably withheld or delayed.
     Section 8.11 Succession and Assignment. Except as otherwise expressly provided in this Agreement and subject to the other Transaction Documents and applicable Law, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, permitted transferees, heirs, executors and administrators of the Parties. This Agreement may not be assigned by any Party without the prior written consent of the other Parties; provided, however, that either of the Purchaser may assign its rights hereunder to an Affiliate of the Purchaser without the prior written consent of the Company, so long as the Purchaser provides prompt written notice to the Company of such assignment. Such assignee shall have no additional rights of assignment except to other Affiliates of the Purchaser.
     Section 8.12 Termination. The obligations of the Purchaser to be performed at the Subsequent Investment Closing shall terminate, at the option of the Purchaser, if the Stockholder Approval has not been obtained by the maturity date of the Senior Secured Note. The Purchaser may exercise this termination right by providing the Company with a written notice of termination. All other provisions of this Agreement and the other Transaction Documents that have been executed and delivered prior to or at the Initial Investment Closing shall continue in effect notwithstanding any such termination.
     Section 8.13 Further Assurances. Each of the Parties shall promptly do, make, execute, deliver, or cause to be done, made, executed or delivered, all such further acts, documents and things as the other Parties may require, acting reasonably, from time to time, for the purpose of giving effect to this Agreement and shall take such steps as may be reasonably within its power to implement the full extent of this Agreement.
     Section 8.14 No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement and each other Transaction Document. In the event an ambiguity or question of intent or interpretation arises, this Agreement and each other Transaction Document shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement or any other Transaction Document.
[signatures appear on following page]

     IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

DISTRIBUTED ENERGY SYSTEMS CORP.

	By:	/s/ Ambrose Schwallie

Name: Ambrose Schwallie
Title: Chief Executive Officer

PERSEUS PARTNERS VII, L.P.

By:		Perseus Partners VII GP, L.P.,
its general partner

By:		Perseus Partners VII GP, L.L.C.,
its general partner

By:		/s/ John C. Fox

John C. Fox
Senior Managing Director
Signature Page
Securities Purchase Agreement

SCHEDULE I
     “Additional Secured Notes” has the meaning set forth in the Senior Secured Note.
     “Affiliate” means with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person.
     “Agreement” has the meaning set forth in the preamble to this Agreement.
     “Anti-Bribery Laws” has the meaning set forth in Section 3.32.
     “Bid” has the meaning set forth in Section 3.36(a).
     “Blocked Person” means any Person: (i) listed in the annex to, or otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Purchaser is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
     “Board” has the meaning set forth in the recitals of this Agreement.
     “Bought Deal” has the meaning set forth in Section 5.15(d).
     “Business Day” means any day other than a Saturday, Sunday or other day on which the national or state banks located in the State of New York, the State of Connecticut or the District of Columbia are authorized to be closed.
     “Business Plan” means the business plan as prepared each year by the Company, as amended and restated from time to time during that year, and with regard to the business plan for the current year, as delivered to the Purchaser prior to the Effective Date.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.
     “Claim” has the meaning set forth in Section 7.2(a).
     “Closing Dates” has the meaning set forth in Section 1.3.
     “Closings” has the meaning set forth in Section 1.3.
     “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Schedule I-1

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.
     “Common Shares” has the meaning set forth in the recitals of this Agreement.
     “Company” has the meaning set forth in the preamble to this Agreement.
     “Company Government Contract” has the meaning set forth in Section 3.36(a).
     “Company Government Subcontract” has the meaning set forth in Section 3.36(a).
     “Condition” means any condition that results in or otherwise relates to an Environmental Liability.
     “Covered Financing Transaction” has the meaning set forth in Section 5.15.
     “D&O Insurance” has the meaning set forth in Section 5.12(b).
     “Definitive Agreement” has the meaning set forth in Section 5.15(b).
     “Disclosure Schedule” has the meaning set forth in the introductory paragraph to Article III of this Agreement.
     “Draft Form 10-Q” means the Company’s draft report on Form 10-Q for the first quarter of 2007 delivered to the Purchaser on May 3, 2007.
     “Effective Date” means the date that this Agreement is executed by the Parties.
     “Environmental Laws” means all current and future Laws which address, are related to, or are otherwise concerned with environmental, health or safety issues (including occupational safety and health).
     “Environmental Liabilities” means any obligations or liabilities (whether asserted or unasserted, known or unknown, including any notices, claims, complaints, suits or other assertions of obligation or liability) that are (a) related to any environmental, health or safety issues, and (b) based upon or related to any provision of Environmental Law. The term “Environmental Liabilities” includes (without limitation) (i) fines, penalties, judgments, awards, settlements, Losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other response to an administrative or judicial action (including notices, claims, complaints, Orders, suits and other assertions of liability); and (iii) financial responsibility for (x) cleanup costs and injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (y) any other compliance or remedial measures.
     “Environmental Permit” means any Permit that is authorized pursuant to an Environmental Law.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Schedule I-2

     “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, or otherwise required to be aggregated with, the Company or any Subsidiary or Owned Entity as set forth in section 414(b), (c), (m) or (o) of the Code.
     “Exchange Act” has the meaning set forth in Section 3.8.
     “GAAP” has the meaning set forth in Section 3.8.
     “Governmental Entity” means any U.S. or non-U.S. federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental, public international organization and any applicable stock exchange or securities regulatory authority.
     “Guaranty” and “Guaranties” mean the guaranty entered into by each of the Company’s Material Subsidiaries, substantially in the form of Exhibit E to this Agreement.
     “Indebtedness” means (a) all obligations for borrowed money (including all notes payable and drafts accepted representing extensions of credit and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptance issued for the account of the Company, any Subsidiary or any Owned Entity, (c) all capitalized lease obligations, (d) all purchase money indebtedness, (e) all obligations to pay the deferred purchase price of property or services (excluding trade accounts payable arising in the ordinary course of business) and Indebtedness secured by a Lien on property owned or being purchased (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by the Company, any Subsidiary or any Owned Entity or is limited in recourse and (f) all obligations in respect of, and obligations (continent or otherwise) to purchase or otherwise acquire, or otherwise assure a creditor against loss in respect of, Indebtedness of another Person of the type described in clauses (a), (b), (c), (d) or (e) above.
     “Indemnified Party” and “Indemnified Parties” have the meanings set forth in Section 7.1.
     “Indemnifying Party” has the meaning set forth in 7.2.
     “Initial Investment Closing” means the closing at which the Senior Secured Note and the Initial Investment Warrant are sold to the Purchaser.
     “Initial Investment Closing Date” means the third Business Day after which all conditions for Closing have been satisfied or are capable of being satisfied, or such other date as agreed to by the Parties.
     “Initial Investment Warrant” has the meaning set forth in Section 1.2(a).

Schedule I-3

     “Intercreditor Agreement” means any intercreditor agreement entered into among the Purchaser, the Company, any Subsidiary, as applicable, and the Company’s creditors under the Permitted Existing Secured Indebtedness, substantially in the form of the intercreditor agreement attached as Exhibit F to this Agreement.
     “Investment” has the meaning set forth in Section 1.1(c).
     “Jefferies” has the meaning set forth in Section 2.2(j).
     “Knowledge” when used to refer to the Company, means the actual knowledge of Ambrose L. Schwallie, Peter J. Tallian, Walter W. Schroeder, Betsey Anderson, Rob Friedland, Mark Murray, Bob Nieszczeaewski, Erika Schramm, Laurie Bird or Dave Christensen after reasonable inquiry of appropriate subordinate personnel or books and records of the Company with respect to the matter in question.
     “Latest Balance Sheet” means the balance sheet as part of the Draft Form 10-Q.
     “Law” means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.
     “Leased Improvements” means all leasehold improvements and fixtures located on the Leased Premises.
     “Leased Premises” has the meaning set forth in Section 3.34(a).
     “Lien” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, encumbrance or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased, and includes conditional sales contracts, title retention agreements, capital trusts and capital leases.
     “LOI” has the meaning set forth in Section 5.16.
     “Losses” has the meaning set forth in Section 7.1.
     “Manage” and “Management” mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined, construed or otherwise used in Environmental Laws.
     “Management Rights Letter” means that certain management rights letter among the Company and the Purchaser, substantially in the form of Exhibit G to this Agreement.
     “March 31, 2007 Financial Statements” has the meaning set forth in Section 3.8.
     “Material Adverse Effect” means an effect on the business, financial condition, results of operations, prospects, properties or other assets of the Company or the ability of the Company to

Schedule I-4

perform its material obligations under this Agreement or any Ancillary Document, which effect, either individually or in the aggregate with other such effects is adverse and material.
     “Material Contracts” means (i) all of the Company’s and its Subsidiaries’ contracts, agreements, leases or other instruments to which the Company or any of its Subsidiaries is a party or by which the Company, its Subsidiaries or its properties are bound, which involve prospective fixed and/or contingent payments or expenditures by or to the Company or its Subsidiaries of more than $100,000, or in excess of the normal ordinary and usual requirements of its business, (ii) all of the Company’s and its Subsidiaries’ loans or advances to any Person, and all loan agreements, bank lines of credit agreements, indentures, mortgages, deeds of trust, pledge and security agreements, factoring agreements, conditional sales contracts, letters of credit or other debt instruments to which the Company or any of its Subsidiaries is a party, (iii) any guarantees by the Company or any of its Subsidiaries, other than the Guaranties (iv) all operating or capital leases for equipment in an amount greater than $100,000 to which the Company or any of its Subsidiaries is a party, (v) all non-competition and similar agreements to which the Company is a party, (vi) all contracts for the employment of any officer or employee, (vii) all distributor and sales agency agreements, (viii) any collective bargaining or union agreements, contracts or commitments and (ix) any of (i) through (viii) for any Owned Entity, if such contract would be material to the Company, its Subsidiaries and its Owned Entities, taken together as a whole.
     “Material Subsidiary” means each Subsidiary of the Company that now or hereafter owns or has an interest in assets that are material to the business of the Company and its Subsidiaries, on an aggregate basis.
     “Nasdaq” means the Nasdaq Global Market.
     “Nasdaq Rules” means the listing standards, rules, corporate governance standards and regulations that must be met by companies listed on Nasdaq.
     “Note Shares” has the meaning set forth in Section 3.3(b).
     “Obligations” has the meaning set forth in the recitals to this Agreement.
     “OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
     “OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed Reg. 49079 (September 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.
     “Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit, license or assessment of a Governmental Entity.
     “Other Property” means any property, other than the Property, which property was, at or prior to the Initial Investment Closing Date, (a) owned, operated or leased by (i) the Company, (ii) any Affiliate or Subsidiary of the Company, or (iii) any predecessor or successor

Schedule I-5

organization of those identified in (i) or (ii); or (b) engaged in any contract manufacturing or processing, or other similar activities for, with, or on behalf of the Company or any of its Subsidiaries.
     “Owned Entity” means any corporation, partnership or other similar entity that the Company owns an interest of more than 25% but not more than 50% of the voting securities or voting interests therein.
     “Party” and “Parties” have the meanings set forth in the preamble to this Agreement.
     “Permit” means any permit, license, review, certification, approval, registration, consent or other authorization issued pursuant to any Law.
     “Permitted Existing Secured Indebtedness” means the existing outstanding secured indebtedness set forth in the Disclosure Schedule in an aggregate amount of $4,300,000.
     “Permitted Liens” shall have the meaning ascribed to such term in the Promissory Notes.
     “Perseus Director” and “Perseus Directors” mean the representative(s) of the Purchaser appointed or elected to the Board pursuant to this Agreement.
     “Perseus Observer” has the meaning set forth in Section 5.6(a).
     “Perseus Ownership Percentage” has the meaning set forth in Section 5.6(b)(i).
     “Perseus ROFR Notice” has the meaning set forth in Section 5.15(c).
     “Perseus Securities” has the meaning set forth in Section 3.3(b).
     “Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, joint venture, unincorporated society or association, trust or other legal entity or any Governmental Entity.
     “Plan” has the meaning set forth in Section 3.28(a).
     “Pollutant” includes any substance, material, article or product that is defined or otherwise regulated under any Environmental Law as a “toxic” or “hazardous” substance, material or waste, a “pollutant,” or a “contaminant,” and including without limitation any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material, asbestos, polychlorinated biphenyls (“PCBs”), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores and mycotoxins.
     “Proceeding” means any action, suit, proceeding, claim, arbitration, mediation or investigation before any Governmental Entity or before any arbitrator or mediator or similar party, or any investigation or review by any Governmental Entity or similar party.

Schedule I-6

     “Promissory Note” and “Promissory Notes” means the Senior Secured Note and any Additional Secured Notes thereunder and the Senior Secured Convertible Note and any promissory notes issued thereunder as paid in kind interest.
     “Property” means the Wallingford Property; the former Bombardier Mass Transit Corporation site in Barre, VT; 182 Mad River Park and 185 Mad River Canoe Road facilities in Waitsfield, VT; leased space in Anaheim and San Leandro, CA; leased space in Houston, Texas; and any other owned or leased space.
     “Proprietary Assets” means: (A) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, logo, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, database, data compilation and collection, technical data, franchise, system, computer software, computer program, source code, executable code, domain name, web address and site, invention (whether or not patentable), discovery, improvement, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right; and (B) any right to use or exploit any of the foregoing.
     “Proton” has the meaning set forth in Section 5.16.
     “Purchaser” has the meaning set forth in the preamble to this Agreement.
     “RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.
     “Registered” has the meaning set forth in Section 4.2.
     “Registration” has the meaning set forth in Section 4.2.
     “Registration Rights Agreement” means the Registration Rights Agreement entered into among the Company and the Purchaser, substantially in the form of Exhibit H to this Agreement.
     “Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).
     “Removal,” “Remedial” and Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, and whether the activities are (a) those that might be taken by a Governmental Entity or (b) those that a Governmental Entity or any other Person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.
     “Replacement Financing” has the meaning set forth in Section 5.16 of the Agreement.
     “Requisite Number” has the meaning set forth in Section 5.6.

Schedule I-7

     “ROFR Buyer” has the meaning set forth in Section 5.15.
     “ROFR Exercise Period” has the meaning set forth in Section 5.15.
     “ROFR Notice” has the meaning set forth in Section 5.15.
     “ROFR Security” or “ROFR Securities” has the meaning set forth in Section 5.15.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” has the meaning set forth in Section 3.8.
     “Security Documents” means the Security and Pledge Agreement, the Subsidiary Security and Pledge Agreement, the Guaranty, any UCC-1 financing statements, mortgages, deposit control agreements and such other documents necessary or appropriate for the perfection of the security interests granted by this Agreement or any other Transaction Document and by the Material Subsidiaries as may be reasonably requested by the Purchaser.
     “Security and Pledge Agreement” means that certain security and pledge agreement among the Company and the Purchaser, substantially in the form of Exhibit I to this Agreement.
     “Senior Secured Convertible Note” has the meaning set forth in the Recitals.
     “Senior Secured Note” has the meaning set forth in the Recitals.
     “Stockholder Approval” means the approval by the Company’s stockholders, in accordance with the Nasdaq Rules and other governing Laws, of (i) all of the transactions contemplated by this Agreement and each other Transaction Document that require such approval under such rules, regulations or Law, including without limitation the issuance and delivery by the Company of the Senior Secured Convertible Note and the Subsequent Investment Warrant, the performance by the Company of its obligations under Section 5.6 hereof, and the issuance of additional promissory notes in payment of interest on any Promissory Note, (ii) the amendment of the Company’s Amended and Restated Certificate of Incorporation to increase the number of Common Shares authorized for issuance and (iii) any change in control of the Company that may be deemed to occur as a result of the Subsequent Investment.
     “Subsequent Investment Closing” means the closing at which the Senior Secured Convertible Note and the Subsequent Investment Warrant are sold to the Purchaser.
     “Subsequent Investment Closing Date” means the twelfth Business Day after the date on which the Company has obtained the Shareholder Approval, or such other date as the Parties may agree.
     “Subsequent Investment Warrant” has the meaning set forth in Section 1.2(c).
     “Subsidiary” means any entity in which the Company, directly or indirectly, owns greater than 50% of the voting securities or interests, and the Company’s subsidiaries, when referred to together, are referred to in this Agreement as “Subsidiaries.”

Schedule I-8

     “Subsidiary Security and Pledge Agreement” means that certain security and pledge agreement entered into among each of the Company’s Material Subsidiaries and the Purchaser, substantially in the form set forth in Exhibit J to this Agreement.
     “Tax” and “Taxes” mean any federal, state, local or foreign income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added (or similar), transfer, franchise, profits, license, withholding, payroll, employment, unemployment, social security, disability, estimated, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax of any kind whatsoever (including any interest, penalty, or addition thereto.
     “Tax Return” means any return, declaration, report or information return or statement required to be filed with any Governmental Entity in connection with Taxes, including any schedule of attachment thereto and any amendment thereof.
     “Transaction Documents” means this Agreement, the Promissory Notes, the Warrants, the Security and Pledge Agreement, the Subsidiary Security and Pledge Agreements, the Guaranties, the Registration Rights Agreement, the Intercreditor Agreement, the Management Rights Letter and any other instrument or agreement at any time delivered in connection with the foregoing or to secure the Obligations.
     “Transaction Expenses” has the meaning set forth in Section 8.6(a).
     “Wallingford Property” means 8 Technology Drive, Wallingford, Connecticut.
     “WARN Act” means the Worker Adjustment and Retraining Notification Act, as the same may be amended from time to time.
     “Warrant Shares” has the meaning set forth in Section 3.3(b).
     “Warrants” means the warrants identified in the recitals to this Agreement.
     “Wind and Hydrogen Projects” has the meaning set forth in Section 5.15.
     “UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Laws.
     “409A Arrangement” has the meaning set forth in Section 3.28(l).

Schedule I-9

Schedule 1.3
Wire Transfer Account
REMIT TO:
BIC:
CHIPS:
FEDWIRE:
PAYMENT TYPE

Schedule 1.3-1

Schedule 2.2(h)
Third Party Consents
1. Approval of the Company’s shareholders.
2. Landlords under various Leases.
3. Merchants Bank
4. Vermont Economic Development Agency

Schedule 2.2(n)-1